UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.          )

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DMC GLOBAL INC.
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DMC GLOBAL INC.
(formerly Dynamic Materials Corporation)
5405 Spine Road
Boulder, Colorado 80301
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 18, 2017

To the Stockholders of DMC Global Inc.:	April 5, 2017
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DMC GLOBAL INC., a Delaware corporation, will be held on May 18, 2017, at 8:30 a.m. local time at the Hampton Inn, 6333 Lookout Road, Boulder, Colorado, for the following purposes:
1.To elect the eight director nominees identified in the accompanying proxy statement to hold office until the 2018 Annual Meeting of Stockholders;
2.To approve a non-binding, advisory vote on executive compensation;
3.To approve a non-binding, advisory vote on the frequency of advisory votes on executive compensation;
4.To approve an amendment of the Company’s Employee Stock Purchase Plan;
5.To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2017; and
6.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice.
The Board of Directors has fixed the close of business on March 24, 2017, as the record date for the determination of stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement thereof.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 18, 2017. Similar to last year, we will be using the “Notice and Access” method that allows companies to provide proxy materials to stockholders via the Internet. On or about April 5, 2017, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials which contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. We believe this process should provide a convenient way to access your proxy materials and vote. The Proxy Statement and our annual report on Form 10-K for the fiscal year ended December 31, 2016 are available at www.edocumentview.com/boom.

By Order of the Board of Directors,
/s/ Michelle H. Shepston
Michelle H. Shepston Chief Legal Officer and Secretary

Boulder, Colorado
ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED TO YOU AND VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER

NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM SUCH RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

PROXY STATEMENT TABLE OF CONTENTS

Summary
Performance, Executive Pay, and Stockholder Say on Pay

This proxy statement relates to the 2017 Annual Meeting of Stockholders of DMC Global Inc.  At the meeting, stockholders will be asked to vote on non-binding proposals regarding the company’s executive compensation and the frequency of future votes on executive compensation.  While these proposals are described in more detail in Proposal 2- Advisory Vote to Approve Executive Compensation and Proposal 3- Advisory Vote on the Frequency of Advisory Votes on Executive Compensation, the following provides a brief summary of certain factors the Board of Directors considers relevant to these matters.

2016 Performance

During the last three years, a new senior management team directed a series of restructuring, consolidation and modernization initiatives designed to improve efficiencies and strengthen the competitiveness of our two operating businesses. These initiatives took on increased importance following the 2014 collapse of the global energy industry, from which we derive approximately 70% of our consolidated sales. In particular:

•
At our DynaEnergetics business, initiatives included the consolidation of Canadian manufacturing operations into existing facilities in Texas, and the closure of 10 North American distribution centers.

•	Our NobelClad business centralized the majority of its European manufacturing into a new production facility in Liebenscheid, Germany.

•	We modernized and upgraded all of our facilities and commissioned and completed new facilities in Blum, Texas and Tyumen, Siberia.

•	We completed a comprehensive re-branding of DMC and both business units.

•	Both businesses modernized their IT and financial management systems.

•
We invested heavily in research, technology and application development programs, and these investments have led to several new product introductions and a significant increase in DynaEnergetics’ market share.

In 2016, despite the challenges in the global energy market, the new management team’s efforts began to bear fruit, resulting in a one-year total stockholder return (“TSR”) in excess of 100%, ranking first among our 2016 performance peer group.

i

In late 2016, the Compensation Committee adopted a new peer group to better match the consolidated business of DMC and to include energy and oil field services companies. Our one year TSR for 2016, as compared to our new peer group is as follows:

2016 Pay

Despite the improvement in TSR, Company performance continued to be impacted by the severe downturn in the global energy markets, resulting in compensation for our Chief Executive Officer remaining significantly lower than pre-2015 levels for the second consecutive year. Mr. Longe’s 2016 total direct compensation (including base salary, annual incentive compensation and long-term equity awards) was $855,047 and his 2015 total direct compensation was $1,085,514, compared with total direct compensation of $1,458,397 in 2014 and $1,289,693 in 2013. The comparison of reported compensation versus realized compensation in 2014-2016 as discussed below further demonstrates the impact of our pay for performance compensation structures.

Pay for Performance Culture

The Company remains committed to providing compensation that is aligned with performance, especially in this challenging market environment. In order to strengthen the pay for performance linkage in the Company’s compensation packages, over the course of the past three years the Compensation Committee has worked to ensure that compensation for our named executive officers is aligned with stockholder value creation. These efforts have included:

▪	Structuring compensation with the objective that more than 60% of total direct compensation for our CEO is performance based;

▪	Freezing salaries for named executive officers in the face of challenging market conditions;

▪	Designing performance goals with sufficient stretch that the impact of the industry downturn has resulted in realized compensation well below compensation targets; and

▪	Conserving cash by paying the 2015 performance bonus in restricted stock instead of cash.

Reported Versus Realized Compensation

Below is a summary of reported compensation for our CEO in 2014, 2015 and 2016, as compared to realized compensation in those same periods. Realized compensation is calculated to include (a) base salary, (b) actual cash incentive bonus earned for the applicable year, (c) the value of shares of restricted stock vesting during the year, whether deferred or paid to the employee, and whether due to time or performance vesting, and (d) all other compensation paid (or earned) during the applicable year (which is included in the “All Other Compensation” column of the Summary Compensation Table for the applicable year). Please see “Compensation Discussion and Analysis- Reported versus Realized Compensation” for additional details.

DMC CEO REPORTED VS. REALIZED COMPENSATION DATA

DMC GLOBAL INC.
5405 Spine Road
Boulder, Colorado 80301
_______________________________________________________________________________

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 18, 2017
_______________________________________________________________________________

2017 Proxy Summary
This summary highlights and supplements information contained elsewhere in this proxy statement. The summary does not contain all of the information that you should consider and the entire proxy statement should be read carefully before voting.
Annual Meeting of Stockholders

•	Time and Date 8:30 a.m., May 18, 2017

•	Place Hampton Inn, 6333 Lookout Road, Boulder, Colorado

•	Record Date March 24, 2017
Agenda

•	The election of the eight director nominees identified in this proxy statement

•	An advisory vote on executive compensation

•	An advisory vote on the frequency of advisory votes on executive compensation

•	Approval of an amendment of the Company’s Employee Stock Purchase Plan

•	A ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2017

•	Such other business as may properly come before the meeting
Voting Matters

Proposal	Board Recommendation	Page Reference (for more detail)
1. Election of directors	FOR each Nominee	5
2. Advisory vote on executive compensation	FOR	14
3. Advisory vote on the frequency of advisory votes on executive compensation	ONE YEAR	14
4. Approval of the Amendment of the Company’s Employee Stock Purchase Plan	FOR	14
5. Approval of Ernst & Young LLP as auditor for 2017	FOR	18

INFORMATION CONCERNING THE ANNUAL MEETING AND VOTING
General
The Board of Directors (the "Board") of DMC Global Inc., a Delaware corporation, is soliciting proxies for use at the Annual Meeting of Stockholders to be held on May 18, 2017, at 8:30 a.m., local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hampton Inn, located at 6333 Lookout Road, Boulder, Colorado. On or about April 5, 2017, we will mail to all stockholders entitled to vote at the meeting, a Notice of Internet Availability of Proxy Materials that contains specific instructions on how to access Annual Meeting materials via the Internet, as well as instructions on how to request paper copies. Unless the context otherwise requires, references to “the Company,” “DMC,” “we,” “us” or “our” refer to DMC Global Inc
Solicitation
We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies via the Internet may be supplemented by mail, telephone, telegram, or personal solicitation by our directors, officers, or other regular employees. No additional compensation will be paid to directors, officers, or other regular employees for such services.
Outstanding Shares and Quorum
Only holders of record of common stock at the close of business on March 24, 2017, will be entitled to notice of and to vote at the Annual Meeting. At the close of business on March 24, 2017, we had 14,725,591 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.
A majority of the outstanding shares of common stock entitled to vote represented in person or by proxy will constitute a quorum at the Annual Meeting. However, if a quorum is not represented at the Annual Meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than by announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the originally scheduled meeting.
Voting Rights and Procedures
Votes cast by proxy or in person will be counted by one or more persons appointed by us to act as inspectors (the “Election Inspectors”) for the Annual Meeting. The Election Inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. Abstentions will not have any effect on any of the proposals to be considered at the Annual Meeting.
Broker non-votes occur when a broker holding stock in street name lacks authority to vote the shares on some matters. Brokers are permitted to vote on “routine” proposals when they have not received voting instruction from the beneficial owner of the stock but are not permitted to vote on non-routine matters in the absence of such an instruction. Proposal 5 relating to the ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending December 31, 2017 is considered “routine,” and no broker non-votes are expected for such proposal, but brokers will not be allowed to vote without instruction on proposals 1, 2, 3 or 4. The Election Inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. Broker non-votes will have no effect on proposals 1, 2, 3 or 4. We urge you to give voting instructions to your broker on all proposals.
Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. Proxies may not be voted for a greater number of persons than there are nominees.
The non-binding advisory vote on the compensation of our named executive officers is subject to the approval of the affirmative vote of a majority of votes cast with respect to Proposal 2.

The frequency of non-binding advisory votes on executive compensation is subject to the approval of the affirmative vote of a majority of votes cast with respect to Proposal 3. If none of the three alternatives receives such a vote, the Board will consider the alternative that receives the most votes to be the frequency recommended by stockholders.
The approval of the amendment to our Employee Stock Purchase Plan requires the affirmative vote of a majority of votes cast with respect to Proposal 4.
The ratification of our selection of Ernst & Young LLP as our independent registered public accounting firm will be subject to the approval of an affirmative vote of a majority of votes cast with respect to Proposal 5.
If no direction is indicated on a proxy card, the shares will be voted FOR each of the proposals set forth in this proxy statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Annual Meeting.
Appraisal Rights
No action is proposed at the Annual Meeting for which the laws of the state of Delaware or our Bylaws provide a right of our stockholders to dissent and obtain appraisal of or payment for such stockholder’s common stock.
Revocability of Proxies
Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time prior to the Annual Meeting. It may be revoked by filing with our Secretary at our principal executive office, 5405 Spine Road, Boulder, Colorado 80301, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.
Voting Your Shares
Stockholder of Record: If you are a stockholder of record, there are several ways for you to vote your shares, as follows:

•	Via the Internet: If you received a Notice of Internet Availability of Proxy Materials, you can access our proxy materials and vote online. Instructions to vote online are provided in the Notice.

•	By Telephone: You may vote your shares by calling the telephone number specified on your proxy card. You will need to follow the instructions on your proxy card and the voice prompts.

•	By Written Proxy: If you have received or requested a paper copy of the proxy materials, please date and sign the proxy card and return it promptly in the accompanying envelope.

•
In Person: All stockholders of record may vote in person at the Annual Meeting. For those planning to attend in person, we also recommend submitting a proxy card or voting by telephone or via the Internet to ensure that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owner: If you are a beneficial owner, you should have received voting instructions from your broker, bank or other nominee. Beneficial owners must follow the voting instructions provided by their nominee in order to direct such broker, bank or other nominee as to how to vote their shares. The availability of telephone and Internet voting depends on the voting process of such broker, bank or nominee. Beneficial owners must obtain a legal proxy from their broker, bank or nominee prior to the Annual Meeting in order to vote in person.
Stockholder Proposals
Proposals of stockholders that are intended to be presented at our 2018 Annual Meeting of Stockholders and to be included in our proxy materials for the meeting must be received by us not later than December 6, 2017, in order to be included in the proxy statement and proxy relating to that annual meeting.
Notice of any stockholder proposal to be considered at our 2018 Annual Meeting, but not included in the proxy materials, must be submitted in writing and received by us not later than 60 days and not earlier than 90 days prior to the first anniversary of this year's annual meeting date; provided, however, that in the event that fewer than 70 days' notice or public announcement of the date of the meeting is given or made to stockholders, to be timely, notice by the stockholder must be received not later than the close of business of the tenth day following the day on which we first publicly announce the meeting date.

PROPOSAL 1—ELECTION OF DIRECTORS
There are eight nominees for election to the Board. Each director to be elected will hold office until the 2018 Annual Meeting of Stockholders. In any event, a director elected at the Annual Meeting will hold office until his successor is elected and is qualified, or until such director’s earlier death, resignation, or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee of the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.
NOMINEES
The names of the nominees and certain information about them are set forth below. In addition, we have included information about each nominee's specific experience, qualifications, attributes or skills that led our Board of Directors to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate strategy.

Name	Position	Age
Gerard Munera	Chairman of the Board	81
Kevin T. Longe	Director, President and Chief Executive Officer	58
David C. Aldous	Director	60
Yvon Pierre Cariou	Director	71
Robert A. Cohen	Director	68
James J. Ferris	Director	73
Richard P. Graff	Director	70
Clifton Peter Rose	Director	66
Gerard Munera.    Mr. Munera has served as a director since September 2000 and as Chairman of the Board since May 2013. From 1996 to the present, Mr. Munera has been General Manager of Synergex Group LLC, a family controlled holding company with diversified investments, including real estate, securities, gold mining and high technology industries and Executive Chairman of Arcadia, Inc., a family controlled private manufacturer of glass/aluminum products. Mr. Munera is a current director of one public company, Nevsun Resources Ltd., as well as two private companies. From 1994 to 1996, Mr. Munera was Chairman and CEO of Latin American Gold Inc., a gold exploration and mining company. Between 1991 and 1994, Mr. Munera was President and CEO of Minorco (USA), a diversified $1.5 billion natural resources group. Between 1990 and 1991, Mr. Munera was Senior Vice President of Corporate Planning and Development and a member of the Executive Committee of RTZ plc, a British mining and mineral processing company. Mr. Munera is a graduate of Ecole Polytechnique and Ecole Nationale des Ponts et Chaussees, both in Paris.
As a director of the Company for over a decade and a half, Mr. Munera has detailed knowledge of the Company's development, historical business cycles and customer base. From his prior executive and director roles, he has extensive experience in the mining and metallurgical industries, a key customer base of the Company's explosion welding division. With over five decades of successful business experience, he also brings solid international expertise, financial literacy, and deep management experience, as well as extensive work in strategic planning and implementing corporate goals. As a current and past director to other public companies, he brings experience and insight to the Board on corporate governance and leadership issues.
Kevin T. Longe.    Mr. Longe became our President and Chief Executive Officer in March 2013. He has served as a director since joining the Company in July 2012 as our Chief Operating Officer. From March 2011 until agreeing to join the Company, Mr. Longe served as an executive of Sonoco, Inc., first as President of Sonoco's Thermo Safe business from March 2011 to March 2012 and then from March 2012 to July 2012 as a Vice President and General Manager with Sonoco's Protective Packaging Division. From April 2010 until joining Sonoco, Mr. Longe was self-employed performing consulting and investment work. From 2004 through April 2010, Mr. Longe served in various positions at Lydall, Inc., most recently (2007-2010) serving as president of its subsidiary, Lydall Performance Materials, Inc. Mr. Longe holds a B.B.A, with distinction, from The University of Michigan and an M.B.A, with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University.
We believe it is important to have our Chief Executive Officer also serve as a director to properly align management's execution of our business objectives with the oversight and direction of the Board. Mr. Longe brings extensive operating and strategic planning and implementation experience from his leadership roles in other larger multinational companies. On the operations side, he brings deep experience in manufacturing, marketing and sales, supply-chain management, and talent development as well as strong financial analysis and management skills. In selecting Mr. Longe as the Company's Chief Executive Officer, the Board also focused on his strategic vision and planning expertise and teambuilding and leadership skills to grow the Company within its existing businesses and potentially through acquisitions.
David C. Aldous. Mr. Aldous was appointed by the Board as a director in July 2013. Since March 2012, he has served as the Chief Executive Officer and Director of Rive Technology Inc., a privately-held provider of solutions for diffusion-limited reactions to the energy, chemicals, biofuel and water industries. Prior to joining Rive Technology Inc., Mr. Aldous served as Chief Executive Officer and Director of Range Fuels Inc., a clean energy and biofuels company from January, 2009 to February, 2012. Mr. Aldous also was employed for more than 20 years by Royal Dutch Shell, most recently as Executive Vice President, Strategy and Portfolio. Mr. Aldous also served as President of Shell Canada Products, where he led an $11 billion integrated oil business. Mr. Aldous also served as President, CEO and Director at CRI/Criterion Inc., a $1 billion global catalyst company. Mr. Aldous holds a B.S. in Fuels Engineering from the University of Utah and an M.B.A., with distinction, from the J.L. Kellogg Graduate School of Management at Northwestern University.
The Board added Mr. Aldous as a member in 2013 to strengthen the Board’s insight and experience in the energy and chemical processing industries, the primary end customer markets for NobelClad.  His experience in the oil industry has been valuable as the Board considers how to best grow our DynaEnergetics business.  With his over 30 years of corporate leadership experience in the energy, alternative energy, chemical and petrochemical industries, he brings extensive skills in strategic planning and corporate development, key focuses of the Board, in the industries in which the Company and its customers operate.  As an acting chief executive officer, he also brings current and practical experience in leadership of global operations, financial analysis, project management, risk management, and health, environment, safety and security matters.
Yvon Pierre Cariou.    Mr. Cariou was appointed director in 2006, and served as President and Chief Executive Officer of the Company from 2000 to 2013. From November 1998 to March 2000, he was President and Chief Executive Officer of Astrocosmos Metallurgical Inc., a division of Mersen Group, which designs and fabricates process equipment for the chemical and pharmaceutical industries. From 1986 to 1998, Mr. Cariou was the lead executive with five different industrial, material science and manufacturing companies. Earlier in his career, he spent 15 years with Mersen Group, a global industrial components manufacturer, where he held various executive positions in France and the United States, including President of Carbone USA Corp.
Having served as our President and Chief Executive Officer for over 12 years, Mr. Cariou has detailed knowledge of our operations and corporate strategy. In that role, he had primary accountability for accomplishing operational excellence and successfully achieving our corporate strategy. He led and implemented our acquisition of DynaEnergetics in late 2007, increased our share of the worldwide explosion cladding business and diversified the Company's business into oilfields products. From decades of leadership experience with global manufacturing companies, he brings both valuable "process" and "product" expertise and focus to the Board. Mr. Cariou is a graduate engineer from Ecole Nationale Superieure des Arts et Metiers, Paris and he obtained an M.B.A. from Fairleigh Dickinson University, Rutherford, New Jersey.
Robert A. Cohen.    Mr. Cohen has served as a director since February 2011. He is the managing partner of Joranel LLC, a private investment and consulting firm serving institutional clients. Prior to joining Joranel in 2005, Mr. Cohen spent four years as president and Chief Executive Officer of Korea First Bank. Previously, Mr. Cohen worked for 25 years with Credit Lyonnais, including eight years as Chief Executive Officer of Credit Lyonnais USA. He taught economics and finance for 16 years at the Paris Institut Technique de Banque et Finance and the French School of

Management (ESSEC). He is a graduate of Ecole Polytechnique in Paris and earned a doctorate in finance from the University Paris Dauphine.
The Board added Mr. Cohen as a member in 2011 because of his extensive financial background and his management experience with multinational companies. From his four years serving as Chief Executive Officer of one of the largest banks in Korea as well as living in Korea and working with many Korean and Asian companies, he brings rich expertise in the Korean and Asian markets. Many of the key fabricators and end-customers of the Company's explosion welding division are located in Korea and elsewhere in Asia, and the Company is focusing on this region for sales growth for both its NobelClad and DynaEnergetics business. His management experience also increases the depth of the Board's expertise in the areas of corporate governance, strategic planning and leadership, finance and risk management.
James J. Ferris.    Dr. Ferris has served as a director since July 2010. From 1994 until his retirement in 2007, he held a variety of positions, including director and president/group chief executive officer, with CH2M Hill Companies Ltd., an employee owned, global engineering, major projects and construction company. Previously, Dr. Ferris spent 18 years with the engineering and construction firm Ebasco Services Incorporated, where he was a director and held various project leadership and senior and executive management positions, including president and chief executive officer of Ebasco Environmental. Dr. Ferris has more than 35 years of diverse, senior and executive level leadership experience in the worldwide engineering, major projects and construction industry. He has been a member of the G8 Renewable Energy Task Force, an active attendee at The World Economic Forum in Davos, Switzerland, and a member of the Prince of Wales Business Leaders Forum. Dr. Ferris has over 20 years of board experience including with two global engineering, major projects and construction companies, a technology start-up company (Sentegra), and a non-profit enterprise (The Keystone Center) focused on energy, environmental and public health policy initiatives. He has served on seven special purpose mega-project company boards with over $20 billion in capital expenditures, for two of which he acted as chairman. His board committee experience is extensive and includes direct membership and involvement on audit, compensation, nominating and governance, executive, safety and risk management committees.
Dr. Ferris received his undergraduate degree from Marquette University and his Ph.D. in Molecular Microbiology from Rensselaer Polytechnic Institute. He also attended the Advanced Executive Management Program at Wharton. He began his career as a member of the faculty at Rensselaer and transitioned into private industry in 1975. He also has served as an advisor to Rensselaer leadership and has held similar strategic advisory roles with various companies since his retirement from CH2M Hill.
The Board added Dr. Ferris as a member in 2010 because of his previous management and board experience, including his tenure as director and president of two significant multinational companies, his extensive experience in the global energy, environmental, industrial, and national government markets, and his experience overseeing operations and projects in many of the geographic regions where the Company has operations or is working to expand, including China, South Korea, Japan, the Middle East, numerous countries in eastern and western Europe, and elsewhere. He brings significant strategic planning and risk management expertise and successful records of accelerated growth for companies to the Board, especially in light of the Company's broad geographic operations. Dr. Ferris also has strong corporate governance, safety management and compensation policy experience as well as substantial financial management skills.
Richard P. Graff.    Mr. Graff has served as a director since June 2007. He is a retired partner of PricewaterhouseCoopers LLP where he served as the audit leader in the United States for the mining industry, until his retirement in 2001. Mr. Graff began his career with PricewaterhouseCoopers LLP in 1973. Since his retirement, Mr. Graff has been a consultant to the mining industry and was a member of a Financial Accounting Standards Board task force for establishing accounting and financial reporting guidance in the mining industry. He represents a consortium of international mining companies and has provided recommendations to the International Accounting Standards Board on mining industry issues and to regulators on industry disclosure requirements. Mr. Graff serves on the board of directors of Yamana Gold Inc. and Alacer Gold Corporation (lead independent director). He received his undergraduate degree in Economics from Boston College and his post-graduate degree in Accounting from Northeastern University.
With more than 35 years of experience in public company accounting, including as a partner with a "big four" public accounting firm and consulting on public company accounting policy and practice in the mining industry, Mr. Graff brings substantial insight and experience to the Company, especially with regard to accounting and financial reporting matters for a company operating worldwide. Mr. Graff has served as a director on boards of public companies since 2005, and currently serves on the board of two other multinational public companies. His experience brings insight to the Board as to best practices with respect to accounting, corporate governance and other issues for multinational public companies.
Clifton Peter Rose. Mr. Rose has served as a director since November 2016. He is a senior advisor to Blackstone, the world’s largest alternative asset manager. From 2007 to 2016, he was a senior managing director with Blackstone, and served as its global head of public affairs. Mr. Rose also spent 20 years with Goldman Sachs, where he was a managing director and held a variety of senior positions in government relations and media relations in Washington DC, New York and Hong Kong. Mr. Rose currently is vice chairman of Sard Verbinnen, one of the leading strategic communications firms in the United States. From 1983 to 1987 he was chief of staff to Congressman Mike Synar (D-Okla) and a partner with the law firm of Williams and Jensen in Washington DC. Mr. Rose is a graduate of the George Washington University and the Yale Law School. He serves on the national board of the NAACP, where he also was on the search committee for its current CEO.
The Board added Mr. Rose as a member in 2016 because of his extensive work with world-leading financial, investment banking and strategic communications firms. As the Company pursues its global growth initiatives, Mr. Rose’s experience reviewing and analyzing acquisitions and investments at Blackstone and his over twenty years of communications experience will provide unique and valuable perspectives to the Board. This broad experience increases the depth of the Board’s expertise in the areas of acquisition analysis, finance, strategic planning and leadership, and risk management.
Requisite Vote
Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Abstentions and broker non-votes will not be counted as votes cast for purposes of this proposal and will have no legal effect on this proposal.
THE BOARD RECOMMENDS
A VOTE "FOR" EACH NAMED NOMINEE

Executive Officers
The following individuals serve as our executive officers. Each executive officer is appointed by the Board and serves at the pleasure of the Board, subject to the terms of applicable employment agreements or arrangements as described under “Employment Agreements.”

Name	Position	Age
Kevin T. Longe	President and Chief Executive Officer	58
Michael Kuta	Chief Financial Officer	42
Michelle H. Shepston	Vice President, Chief Legal Officer and Secretary	42
John Scheatzle	President, NobelClad	52
Ian Grieves	President and General Manager, DynaEnergetics	48
Kevin T. Longe.    Information regarding Mr. Longe, our President and Chief Executive Officer, is provided under Proposal 1 of this proxy statement under the caption, "Nominees."
Michael Kuta. Mr. Kuta joined the Company on March 31, 2014 as our Chief Financial Officer. From 2007 until joining the Company, Mr. Kuta served in various executive positions with The Lubrizol Corporation, most recently from September 2011 until March 2014 as its corporate controller.  From September 2009 until assuming that position, he was the finance manager of Lubrizol’s TempRite Engineered Polymers Business Unit, and before that served Lubrizol as a manager, treasury and capital markets and manager, external financial reporting.  Before joining Lubrizol, Mr. Kuta also served in various financial and accounting positions with Lincoln Electric Company and Eaton Corporation.  Mr. Kuta received a B.B.A. in Accounting from Kent State University and an M.B.A. from Case Western Reserve University.
Michelle H. Shepston. Ms. Shepston joined the Company on August 30, 2016 as our Vice President, Chief Legal Officer and Secretary. For the previous 16 years, Ms. Shepston was with Denver-based Davis Graham & Stubbs LLP, a leading regional law firm where she was a partner and practiced with the Corporate Finance and Acquisitions Group. Ms. Shepston joins the Company with expertise in securities law, mergers and acquisitions, cross-border equity and debt transactions, and contract negotiation and execution. She has advised public and private company boards on issues of fiduciary duty, risk management and oversight. She also has served a broad spectrum of corporate clients, including several in the energy and natural resource industries. She earned a J.D. from the University of Denver College of Law and a B.S. from the University of Illinois.
John Scheatzle.    Mr. Scheatzle joined the Company on November 15, 2016 as president of the Company’s NobelClad business. Prior to joining the Company, he spent the previous 19 years with Materion, an integrated manufacturer of advanced materials for the industrial and consumer products sectors. In his most recent role, he was vice president and general manager of Materion’s Performance Alloys division. He was responsible for North American production facilities and the company’s international sales and distribution centers. He also had oversight of the business’ sales and marketing; research and development; manufacturing; quality; and environmental, health and safety functions. Before his tenure with Performance Alloys, Mr. Scheatzle was general manager of Materion’s Ceramic Products division. He also spent seven years with the consulting firm Accenture, where he was a senior manager and worked with clients in the consumer products, chemicals manufacturing, and metals industries. Mr. Scheatzle holds an M.B.A. with a concentration in marketing and manufacturing from Case Western Reserve University. He earned a B.S. in business administration from the University of Akron.
Ian Grieves.    Mr. Grieves serves as President and General Manager of DynaEnergetics, having previously served as Senior Vice President and Managing Director of DynaEnergetics from his appointment in January 2013. From 2006 until joining the Company, Mr. Grieves was employed by Lydall Inc., as senior vice president of the company’s performance materials division (2010-2013), and as vice president and general manager Europe of the company’s filtration division (2006-2010). From 1995 to 2005, he was employed in various financial and general management positions with AAF International Inc., with his last position being that of vice president and general manager of AAF Europe (2003-2005). Mr. Grieves studied Economics and graduated from the University of Sunderland, United Kingdom.
Board of Directors
Meeting Attendance
Directors are encouraged to attend our Annual Meeting of Stockholders. All of our directors attended the 2016 Annual Meeting of Stockholders and plan to attend the 2017 Annual Meeting of Stockholders.
During the fiscal year ended December 31, 2016, each of our current directors attended more than 75% of the aggregate of (i) the number of meetings of the Board held during the period in which he was a director and (ii) the number of meetings of the committees on which he served.
Director Independence
The Board has determined that seven of the eight current directors nominated for re-election, Messrs. Aldous, Cariou, Cohen, Ferris, Graff, Munera and Rose, are “independent” directors under the rules promulgated by the Securities and Exchange Commission (“SEC”) and the applicable rules of the NASDAQ. In making its determinations of independence, the Board considered factors for each director such as any other directorships, any employment or consulting arrangements, and any relationship with our customers or suppliers. The Board determined that there were no related-party transactions or other relationships that needed to be considered in evaluating whether these directors are “independent.” Mr. Longe, our President and Chief Executive Officer is the only Board member nominated for re-election who is not independent based on these criteria.
All current members of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are independent directors. Our independent directors hold regularly scheduled meetings in executive session, at which only independent directors are present.
Board Leadership Structure
The Board does not have a policy on whether the Chairman and Chief Executive Officer positions should be separate or combined. The Company currently separates the positions of Chairman and Chief Executive Officer. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while our Chairman of the Board oversees the Board, sets Board agendas, facilitates communication between the Chief Executive Officer and the rest of the Board and provides guidance to the Chief Executive Officer. Our Chairman’s long tenure with the Board makes him ideally suited for carrying out these responsibilities. We believe our Chief Executive Officer and Chairman have an excellent working relationship that allows the Chief Executive Officer to focus the requisite time and energy on the Company’s businesses, people and growth opportunities.
Our Board has seven independent members and only one non-independent member, the Chief Executive Officer. A number of our independent Board members are currently serving or have served as senior management of other public companies and are currently serving or have served as directors of other public companies. We believe that the number of independent, experienced directors, along with the independent oversight of the Board by our non-executive Chairman, benefits the Company and our stockholders.
The Board determines the best Board leadership structure for the Company from time to time. We recognize that different board leadership structures are appropriate for companies in different situations. We believe our current leadership structure, with Mr. Munera serving as Chairman and Mr. Longe serving as Chief Executive Officer, is the optimal structure for the Company at this time.
Board Committees and Meetings
During the fiscal year ended December 31, 2016, the Board held five meetings. The Board currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Health, Safety, Security and Environment Committee.

The Audit Committee
The Audit Committee meets with our independent registered public accounting firm at least four times a year to review quarterly financial results and the annual audit, discuss financial statements and related disclosures, and receive and consider the accountants’ comments as to internal control over financial reporting, adequacy of staff and management performance and procedures in connection with the annual audit and internal control over financial reporting, The Audit Committee also appoints the independent registered public accounting firm. Messrs. Graff and Cohen were members of the Audit Committee for the full year 2016, with Mr. Graff serving as Chairman. Messrs Aldous and Ferris served as members of the Audit Committee until May 19, 2016, and on that same date Mr. Munera became a member of the Audit Committee. All members of the Audit Committee are non-employee directors whom the Board has determined to be “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated by the SEC thereunder, and the applicable rules of the NASDAQ. The Audit Committee has determined that Messrs. Graff, Munera and Cohen qualify as “audit committee financial experts” under the rules of the SEC. During 2016 the Audit Committee met eight times.
In 2000, the Board adopted a written Charter of the Audit Committee, which was subsequently updated and revised in 2004, 2007, 2012 and 2017. The Charter of the Audit Committee requires the Audit Committee be comprised of three or more independent directors, at least one of whom qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of SEC Regulation S-K. The Charter of the Audit Committee charges the Audit Committee with the responsibility of reviewing any related party transactions for potential conflicts of interest pursuant to our Related Party Transaction Policy and Procedures, which are described in more detail under, “Certain Relationships and Related Transactions.” The Charter of the Audit Committee may be viewed on our website, www.dmcglobal.com.
The Compensation Committee
The Compensation Committee makes recommendations concerning salaries and incentive compensation, grants equity-based awards to employees and non-employee directors under our stock incentive plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is also responsible for reviewing and approving the Compensation Discussion and Analysis included in the Company’s proxy statement. The Compensation Committee has authority to retain such compensation consultants, outside counsel and other advisors as the Compensation Committee in its sole discretion deems appropriate. Messrs. Cohen, Ferris and Munera were members of the Compensation Committee for the full year 2016, with Mr. Cohen serving as the Chairman. All members of the Compensation Committee are non-employee directors whom the Board has determined to be “independent” under SEC and NASDAQ rules. During 2016 the Compensation Committee met four times.
In 2006, the Board adopted a written Charter of the Compensation Committee, which was subsequently updated and revised in 2007, 2012, 2014 and 2017. The Charter of the Compensation Committee may be viewed on our website, www.dmcglobal.com.
Compensation Committee Interlocks and Insider Participation
We do not have any interlocking relationships between any director who currently serves or served during 2016 as a member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.
The Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee recommends director nominees and sets corporate governance policies for the Board and Company. For the full year 2016, Messrs. Ferris, Aldous, and Graff were members of the Corporate Governance and Nominating Committee, with Dr. Ferris serving as Chairman of the Committee. Mr. Cariou was appointed as a member of the Corporate Governance and Nominating Committee on March 2, 2016. All members of the Corporate Governance and Nominating committee are non-employee directors whom the Board has determined to be “independent” under the SEC and NASDAQ rules. The main purposes of this Committee are (i) to identify and recommend individuals to the Board for nomination as members of the Board and its committees; (ii) to develop and recommend to the Board corporate governance principles applicable to the Company; (iii) to oversee the Board’s annual evaluation of its performance; and (iv) to undertake such other duties as the Board may from time to time delegate to the Committee. The Corporate Governance and Nominating Committee held three meetings during 2016. The Charter of the Corporate Governance and Nominating Committee, which was adopted in 2006 and revised in 2012 and 2017, may be viewed on our website, www.dmcglobal.com.
The Company does not have a formal policy regarding the consideration of director candidates recommended by stockholders; however, the Corporate Governance and Nominating Committee reviews recommendations and evaluates nominations received from stockholders in the same manner that potential nominees recommended by Board members, management or other parties are evaluated. Stockholders may nominate persons for election to the Board in accordance with our Bylaws. Any stockholder nominations proposed for Board consideration should include the nominee’s name and qualifications for Board membership and should be mailed to DMC Global Inc., c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or faxed to (303) 604-1897.
Qualifications for consideration as a director nominee may vary according to the particular area of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Corporate Governance and Nominating Committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our business, time available for meetings and consultation, integrity, independence, diversity of experience, leadership and relevant skills and experience l. Diversity is considered in the nominating process as described above and in our Governance and Nominating Committee Charter, which provides that we develop and recommend to the Board the criteria for Board membership.
In 2014, our Board adopted governance guidelines prepared by the Corporate Governance and Nominating Committee, and these guidelines were updated in February 2017. Among other things, the guidelines provide that directors should serve no longer than a total of 15 years as a non-employee director or after the director’s 75th birthday, with the Governance and Nominating Committee under the direction of the Board, empowered to make exceptions in extraordinary circumstances. The Board and Governance and Nominating Committee have determined that the Company’s circumstances warrant the nomination of Mr. Munera for re-election as a director this year despite his age and length of service.
We do not currently employ an executive search firm or pay a fee to any other third party to locate qualified candidates for director positions.
The Health, Safety, Security and Environment Committee
In 2009, at the direction of the Board, the Company established a Quality and Safety Committee (subsequently renamed the Safety Committee) comprised of the Company’s Chief Executive Officer, two independent directors and up to three Company managers. In 2013, the Board made the Safety Committee a committee of the Board, adding additional directors to serve on this Committee and renaming it the Health, Safety, Security and Environment Committee (“HSSE Committee”) to reflect its increased scope of purpose and oversight. The HSSE Committee is currently comprised of three directors and chaired by an independent director. Mr. Aldous currently serves as Chairman of the HSSE Committee, and the other member of the HSSE Committee are Messrs. Cariou and Longe, as well as the Company’s vice president, corporate health, safety, security and environment, all of whom served on the HSSE Committee for the full year 2016.
The purpose of the HSSE Committee is to review the Company’s performance in meeting its health, safety, security and environmental objectives established by management and to facilitate the Board’s oversight of these critical operational issues. The HSSE Committee met four times during 2016 and also completed inspections of the Company’s manufacturing facilities in Germany.
Risk Oversight
Our senior management manages the risks facing the Company under the oversight and supervision of the Board. The Company has a global Enterprise Risk Management (“ERM”) team. The ERM team’s objectives include, but are not limited to, reporting on the ERM process and risk findings to the Board on a quarterly basis. While the full Board is ultimately responsible for risk oversight at our Company, two of our Board committees assist the Board in fulfilling its oversight function in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the areas of financial reporting, including cybersecurity and other risks related to the Company’s computerized information system controls and security, and internal controls. The HSSE Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to operations, including health, safety, security and environment. Other general business risks such as economic and regulatory risks are monitored by the full Board.
Communications with the Board
The Board believes that it is important for stockholders to have a process to send communications to the Board. Accordingly, stockholders desiring to send a communication to the Board, or to a specific director, may do so by delivering a letter to our Secretary at DMC Global Inc., c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301 or fax to (303) 604-1897. The mailing envelope or fax cover sheet must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients of the letter are all members of the Board or specified individual directors. The Secretary will open such communications and make copies and then circulate them to the appropriate director or directors.

PROPOSAL 2—NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Despite a three-year downturn in the global energy industry, our management team has made significant progress in ensuring the continued health and success of the Company:

•	Restructuring and investment in research, technology and application development have positioned the business to be successful in the current challenging environment.

•
The improvement in our TSR indicates that the market acknowledges these efforts despite continued challenges in energy markets in 2016. The Company also adopted a new peer group, which includes energy and oil field services peer companies, to more accurately reflect the business of the Company.

•	The executive compensation program has played a critical role in retaining the key members of our management team and motivating them to focus on long-term share value creation.

•
As described in the introduction to this Proxy Statement and in the Compensation Discussion & Analysis, compensation for the Named Executive Officers is significantly performance based, and the gap between grant value compensation and compensation actually realized attests to the significant stretch in the performance goals.

Pursuant to Section 14A of the Securities Exchange Act, as amended and SEC rule 14a-2(a) we are providing our stockholders the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers (“Say on Pay”) which is described in this Proxy Statement. Currently, we are providing these advisory votes on an annual basis. Following the 2017 Annual Meeting, the next advisory Say-on-Pay vote is anticipated to be held at our 2018 Annual Meeting of Stockholders.
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the Company’s proxy statement is hereby APPROVED.”
Requisite Vote
The advisory vote on the compensation of our named executive officers will be approved by the majority of votes cast on this proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal. Our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our named executive officers. However, this say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.
THE BOARD RECOMMENDS
A VOTE “FOR” APPROVAL OF PROPOSAL 2.

PROPOSAL 3—NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF
ADVISORY VOTES ON EXECUTIVE COMPENSATION
As described in Proposal 2 above, in accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. This Proposal 3 affords our stockholders the opportunity to vote, on a non-binding advisory basis, on how frequently we should seek an advisory vote on the compensation of our named executive officers, such as Proposal 2 above. The enclosed proxy card gives our stockholders three choices for voting on this Proposal 3. You can choose whether the say-on-pay vote should be conducted every year, every two years, or every three years.
The results of our advisory vote on the frequency of say-on-pay proposals in 2011 resulted in stockholders favoring a say-on-pay vote on an annual basis, and we have elected to present our say-on-pay proposals on that basis. Our Board has discussed and carefully considered the alternatives regarding the frequency of say-on-pay proposals, and believes that continuing annual advisory votes on executive compensation is appropriate for us and our stockholders at this time.

When you vote in response to the resolution below, you may cast your vote on your preferred voting frequency by choosing among the following three options: every year, every two years, or every three years.
“RESOLVED, that the Company hold a stockholder advisory vote to approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, with a frequency of once every year, every two years or every three years, whichever receives the highest number of votes cast with respect to this resolution.”
Requisite Vote
The frequency of the advisory vote on executive compensation receiving a majority of votes cast-every year, every two years or every three years-will be considered the frequency recommended by stockholders. If none of the three alternatives receives such vote, the Board will consider the alternative that receives the most votes to be the frequency recommended by stockholders. Abstentions and broker non-votes will not be counted as votes cast on the proposal. This vote is advisory and therefore not binding, and the Board may decide in the future that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD RECOMMENDS
A VOTE FOR “EVERY YEAR” AS THE FREQUENCY
FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 4—AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve an amendment to the DMC Global Inc. Employee Stock Purchase Plan, as amended (the “ESPP”), to, among other things, increase the number of shares of our common stock available for purchase by 250,000 shares.
Purpose of the Employee Stock Purchase Plan

The purpose of the ESPP is to provide eligible employees of the Company and its affiliates with a program for the regular purchase of our common stock from the Company through periodic payroll deductions. The ESPP gives participating employees a convenient and cost-effective means of acquiring a proprietary interest in the Company. Under the ESPP, employees acquire our common stock at the lesser of (i) 85% of the market price on the date rights are granted, or (ii) 85% of the market price on each purchase date for such rights.
Background

The ESPP previously authorized the sale of 600,000 shares of our common stock. Employee participation in our ESPP has increased every year since inception of the plan. Currently, approximately 10% of our employees make regular contributions and purchases through the plan. The average aggregate number of shares purchased on each purchase date during 2016 by all participants in the ESPP was 22,944. As of March 24, 2017, a total of 564,016 shares of common stock had been purchased under the ESPP by eligible employees, leaving 35,984 shares available for subsequent purchases. If the ESPP is approved, the number of shares available for purchase under the ESPP will increase by 250,000 to 285,984. If stockholder approval is not obtained, then the amendment to the ESPP will not be implemented, and the ESPP will continue in effect pursuant to its current terms. Approval of the ESPP will ensure that sufficient shares are available for purchase by our employees for the next several years.
Summary of the ESPP
The following summary of material terms of the ESPP does not purport to be complete and is subject to and qualified in its entirety by the actual terms of the plan. A copy of the Amendment is provided as Appendix A to this Proxy Statement.

Participation. Rights may be granted only to employees of the Company or, as the Board or the ESPP Committee (as described below) may designate, to employees of any affiliate of the Company. With certain exceptions, an employee of the Company or any affiliate shall not be eligible to be granted rights under the ESPP, unless, on the date rights to acquire common stock are offered (“Offering Date”), such employee has been in the employ of the Company or any affiliate for such continuous period preceding such grant as the Board or the ESPP Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two years. In addition, unless otherwise determined by the Board or the ESPP Committee (defined below) and set forth in the terms of the applicable grant, no employee of the Company or any affiliate shall be eligible to be granted rights under the ESPP, unless, on the Offering Date, such employee’s customary employment with the Company or such affiliates is for at least twenty hours per week and at least five months per calendar year. The Board or the ESPP Committee may also limit the participation of certain highly compensation employees or foreign employees, and owners of more than 5% of the outstanding stock of the Company or any Affiliate shall be ineligible to participate in the ESPP. As of March 24, 2017, there were approximately 428 employees of the Company and its Affiliates that would be eligible to participate in the ESPP.

Payroll Deductions. Each agreement to acquire common stock shall authorize payroll deductions of up to the maximum percentage (which shall not exceed 15%) specified by the Board or the ESPP Committee of such employee’s Earnings (as defined by the Board or the ESPP Committee for each grant) during the grant period. The grant period shall be determined by the Board or the ESPP Committee but in no event shall the grant period exceed 27 months. The payroll deductions made for each participant shall be credited to an account for such participant under the ESPP and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any grant period only as provided for in the grant. A participant may make additional payments into his or her account only if specifically provided for in the grant and only if the participant has not had the maximum amount withheld during the grant period. An employee may cease to participate in the ESPP at any time, and will automatically be deemed to cease participation upon termination of employment for any reason. If an employee ceases to be eligible to participate in the ESPP, then such employee will receive his or her accumulated payroll deductions and will no longer be eligible to purchase shares through the ESPP for such grant.
Administration. The ESPP is administered by the Board unless and until the Board delegates administration to a Committee of the Board composed of not fewer than two members of the Board (the “ESPP Committee”). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the ESPP. In addition, the Board shall have the power, subject to, and within the limitations of, the express provisions of the ESPP: (i) to determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical); (ii) to designate from time to time which Affiliates of the Company shall be eligible to participate in the ESPP; (iii) to construe and interpret the ESPP and rights granted under it, and to establish, amend and revoke rules and regulations for its administration and, in the exercise of this power, may correct any defect, omission or inconsistency in the ESPP, in a manner and to the extent it shall deem necessary or expedient to make the ESPP fully effective; (iv) to amend the ESPP; and (v) generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its affiliates and to carry out the intent that the ESPP be treated as an “employee stock purchase plan” within the meaning of the Internal Revenue Code. If administration of the ESPP is delegated to an ESPP Committee, the ESPP Committee shall have, in connection with the administration of the ESPP, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the ESPP, as may be adopted from time to time by the Board. The Board may abolish the ESPP Committee at any time and re-vest in the Board the administration of the ESPP.
Issuance of Shares. On each purchase date specified in the relevant grant, each participant’s accumulated payroll deductions and other additional payments specifically provided for in the grant (without any increase for interest) will be applied to the purchase of whole shares of common stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the ESPP and the applicable grant, at the purchase price specified in the grant. No fractional shares shall be issued upon the exercise of rights granted under the ESPP. No participant will be granted a purchase right under the ESPP that would permit the participant to purchase shares of our common stock under the ESPP to accrue at a rate that exceeds $25,000 in fair market value for each calendar year, determined in accordance with Section 423 of the Internal Revenue Code.
Amendment and Termination. The Board may terminate the ESPP as of the end of any offering period (or during an offering period with participant consent or as may be required by applicable law) and may amend the ESPP at any time, subject to stockholder approval in certain instances. If the Board changes the discount from the market price of our common stock at which shares are to be purchased under the ESPP, then the Company will not implement such change until participants have been notified of such change and given a reasonable opportunity to cease participation in the ESPP.

Summary of Amendment

The ESPP currently provides that 600,000 shares of the Company’s common stock are authorized for purchase, with 35,984 shares available for purchase under the ESPP as of March 24, 2017. The amendment provides for an additional 250,000 shares of the Company’s common stock, making 285,984 total shares of the Company’s common stock available for purchase by eligible employees under the ESPP.

Tax Consequences

The following is a summary of certain material federal income tax consequences associated with the grant and exercise of purchase rights under the ESPP under current federal tax laws and certain other tax considerations associated with purchase rights under the ESPP. The summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment tax or other federal tax consequences except as noted.

The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. In general, an employee will not recognize U.S. taxable income until the sale or other disposition of the shares of our common stock purchased under the ESPP (the “ESPP Shares”). Upon such sale or disposition, the employee will generally be subject to tax in an amount that depends on the employee’s holding period with respect to the ESPP Shares.

If the ESPP Shares are sold or disposed of more than one year from the date of purchase and more than two years after the first day of the offering period in which they were purchased, or upon the employee’s death while owning the ESPP Shares, the employee will recognize ordinary income in an amount generally equal to the lesser of: (i) an amount equal to 15% of the fair market value of the ESPP Shares on the first day of the offering period (or such other percentage equal to the applicable purchase price discount), and (ii) the excess of the sale price of the ESPP Shares over the purchase price. Any additional gain will be treated as long-term capital gain. If the ESPP Shares held for the periods described above are sold and the sale price is less than the purchase price, then the employee will recognize a long-term capital loss in an amount equal to the excess of the purchase price over the sale price of the ESPP Shares.

If the ESPP Shares are sold or otherwise disposed of before the expiration of the holding periods described above, other than following the employee’s death while owning the ESPP Shares, the employee generally will recognize as ordinary income an amount equal to the excess of the fair market value of the ESPP Shares on the date the ESPP Shares were purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the employee’s holding period with respect to the ESPP Shares.

We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to an employee except to the extent of ordinary income recognized upon a sale or disposition of ESPP Shares prior to the expiration of the holding periods described above.

Company Cannot State the Purchase Price until Fair Market Value is Determined on Date of Purchase

Because (i) participation in the ESPP is voluntary on the part of eligible employees, (ii) participants in their discretion may change the dollar amounts of their purchases from time to time and may cease to participate in the ESPP at any time and (iii) the purchase prices under the ESPP are based on the fair market value of the common stock at the times of the purchases, the Company is not able to state the number of shares of common stock that any participant in the ESPP will purchase, the purchase prices for such shares or the dollar amount of the purchase price discount that any participant will receive. The closing price of our common stock on NASDAQ on March 24, 2017, was $12.45 per share.

Requisite Vote

Approval of the amendment of the Company’s Employee Stock Purchase Plan requires the affirmative vote of a majority of votes cast with respect to this Proposal 4. Abstentions and broker non-votes will not be counted as votes cast on the proposal.

THE BOARD RECOMMENDS
A VOTE “FOR” APPROVAL OF PROPOSAL 4.

PROPOSAL 5—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP ("EY") as our independent registered public accounting firm for the fiscal year ending December 31, 2017. EY has been so engaged since 2002.
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm retained to audit the Company’s consolidated financial statements. In accordance with its commitment to sound corporate governance practices, the Audit Committee reviews whether it is in the Company’s best interests to rotate the Company’s independent registered public accounting firm (“independent auditor”). In fulfilling its oversight responsibility, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee and its Chair are also directly involved with the selection, review and evaluation of the lead engagement partner and the negotiation of audit fees. The Audit Committee reviews the performance of the independent registered public accounting firm annually. In conducting its review, the Audit Committee considered, among other things:

•	EY’s historical and recent performance on the Company’s audit, including the extent and quality of EY’s communications with the Audit Committee;

•	The appropriateness of EY’s fees;

•
EY’s tenure as our independent auditor and its depth of understanding of our global operations and business, operations and systems, accounting policies and practices, including the potential effect on the financial statements of the major risks and exposures facing the Company, and internal control over financial reporting;

•	EY’s demonstrated professional integrity and objectivity, including through rotation of the lead audit partner and other key engagement partners;

•	EY’s capabilities and expertise in handling the breadth and complexity of our global operations, and

•	The advisability and potential impact of selecting a different independent accounting firm.
Ratification of the selection of EY by stockholders is not required by law. However, as a matter of internal policy and good corporate governance, such selection is being submitted to the stockholders for ratification at the Annual Meeting, and it is the present intention of the Board to continue this policy. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain EY. If the selection of EY is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of the Company and its stockholders.
We expect that a representative of EY will be present at the Annual Meeting and will be available to respond to appropriate questions.
The Company paid the following fees to EY for the audit of the consolidated financial statements and for other services provided in the years ended December 31, 2016 and 2015.

	2016	2015
Audit Fees	$989,141	$1,048,746
Tax Fees (1)	$284,952	$60,658
Total Fees	$1,274,093	$1,109,404

(1)	Tax Fees includes fees related to federal and state tax compliance, tax advice and tax planning.
Audit Committee Pre-Approval Policies and Procedures
In accordance with the SEC's rules requiring the Audit Committee to pre-approve all audit and non-audit services provided by our independent auditor, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services. The Audit Committee approved all services performed by EY in fiscal year 2016 in accordance with our formal policy on auditor independence.
Requisite Vote
The selection of our auditors will be ratified if the number of votes cast in favor of the proposal exceeds the votes cast opposing the proposal. Abstentions and broker non-votes will not be counted as votes cast on the proposal.

THE BOARD RECOMMENDS
A VOTE "FOR" APPROVAL OF PROPOSAL 5.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and the Compensation Committee Report shall not be deemed to be “Soliciting Material,” and are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
As of December 31, 2016, the Audit Committee of DMC Global Inc. (the “Company”) was comprised of Messrs. Richard P. Graff (Chairman), Gerard Munera, and Robert A. Cohen each of whom the Board of Directors of the Company has determined to be independent as that concept is defined in Section 10A of the Exchange Act, the rules promulgated by the SEC thereunder; and the applicable rules of the NASDAQ. The Audit Committee has adopted a Charter that describes its responsibilities in detail. The Charter is available on the Company’s website at www.dmcglobal.com.
The primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics rests with the management of the Company. The Audit Committee’s primary purpose is to oversee the integrity of the accounting and financial reporting process, the audits of the Company’s financial statements and the processes designed to ensure that the financial statements adequately represent the Company’s financial condition, results of operations and cash flows. These responsibilities include oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the external auditors’ qualifications and independence; and (iv) the performance of the Company’s internal and external audit functions. The Committee is also responsible for understanding the Company’s internal control structure and areas that represent high risk for material misstatement of the financial statements. Additional information regarding the Audit Committee’s role in corporate governance can be found in the Audit Committee’s Charter.
As required by the Charter of the Audit Committee, the Audit Committee reviewed and discussed the Company’s audited financial statements with the Company’s management. The Audit Committee has also discussed with Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, the matters required to be discussed by the Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. The Audit Committee has received from EY the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EY that firm’s independence. Based upon these discussions and the Audit Committee’s review, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
Audit Committee Members:
Richard P. Graff, Chairman
Robert A. Cohen
Gerard Munera

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee of DMC Global Inc. (the “Company”) has reviewed and discussed the “Compensation Discussion and Analysis” for the 2016 fiscal year with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in the Proxy Statement for the 2017 Annual Meeting of Stockholders and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
Compensation Committee Members:
Robert A. Cohen, Chairman
James J. Ferris
Gerard Munera

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis describes our compensation practices and the executive compensation policies, decisions and actions of our Compensation Committee with respect to compensation earned during 2016 by our Chief Executive Officer, Chief Financial Officer and the Company’s three other most highly compensated executive officers. We call these five executives our named executive officers. Our named executive officers are:

Name	Position
Kevin T. Longe	Chief Executive Officer
Michael Kuta	Chief Financial Officer
Michelle H. Shepston	Vice President, Chief Legal Officer and Secretary
John Scheatzle	President, NobelClad
Ian Grieves	President and General Manager, DynaEnergetics

Executive Summary
2016 Performance
During the last three years, a new senior management team directed a series of restructuring, consolidation and modernization initiatives designed to improve efficiencies and strengthen the competitiveness of our two operating businesses. These initiatives took on increased importance following the 2014 collapse of the global energy industry, from which we derive approximately 70% of our consolidated sales. In particular:

•
At our DynaEnergetics business, initiatives included the consolidation of Canadian manufacturing operations into existing facilities in Texas, and the closure of 10 North American distribution centers.

•	Our NobelClad business centralized the majority of its European manufacturing into a new production facility in Liebenscheid, Germany.

•	We modernized and upgraded all of our facilities and commissioned and completed new facilities in Blum, Texas and Tyumen, Siberia.

•	We completed a comprehensive re-branding of DMC and both business units.

•	Both businesses modernized their IT and financial management systems.

•
We invested heavily in research, technology and application development programs, and these investments have led to several new product introductions and a significant increase in DynaEnergetics’ market share.

In 2016, despite the challenges in the global energy market, the new management team’s efforts began to bear fruit, resulting in a one year TSR in excess of 100%, ranking first among our 2016 performance peer group.

In late 2016, the Compensation Committee adopted a new peer group to better reflect the consolidated business of DMC and to include energy and oil field services companies. Our one year TSR for 2016, as compared to our new peer group is as follows:
2016 Pay
Despite the improvement in TSR, Company performance continued to be impacted by the severe downturn in global energy markets, resulting in compensation for our Chief Executive Officer remaining significantly lower than pre-2015 levels for the second consecutive year. Mr. Longe’s 2016 total direct compensation was $855,047 and his 2015 total direct compensation was $1,085,514, compared to total direct compensation of $1,458,397 in 2014 and $1,289,693 in 2013. The comparison of reported compensation versus realized compensation in 2014-2016 further demonstrates the impact of our pay for performance compensation structures. See the discussion in “- Reported versus Realized Compensation” below.
Pay for Performance Culture
The Company remains committed to providing compensation that is aligned with performance, especially in this challenging market environment. In order to strengthen the pay for performance linkage in the Company’s compensation packages, over the course of the past three years the Compensation Committee has worked to ensure that compensation for our named executive officers is aligned with stockholder value creation. These efforts have included:

•	Structuring compensation with the objective that more than 60% of total direct compensation for our CEO is performance based;

•	Freezing salaries for named executive officers in the face of challenging market conditions;

•	Designing performance goals with sufficient stretch that the impact of the industry downturn has resulted in realized compensation well below the compensation grant value; and

•	Conservation of cash reserves by paying the 2015 bonus in restricted stock rather than cash.
Reported Versus Realized Compensation
DMC REPORTED VS. REALIZED COMPENSATION DATA

2016
	Reported	Realized (1)	Reported vs. Realized
Kevin T. Longe	855,047	843,547	(11,500)
Michael Kuta	454,537	416,470	(38,067)
Michelle H. Shepston (3)	242,208	N/A	N/A
John Scheatzle (3)	135,940	N/A	N/A
Ian Grieves	342,515	332,131	(10,384)
All NEO	2,030,247	1,592,148	(59,951)

2015
	Reported	Realized (1)	Reported vs. Realized
Kevin T. Longe (2)	1,085,514	780,414	(305,100)
Michael Kuta	587,945	350,502	(237,443)
Jeff Nicol	399,916	351,244	(48,672)
Ian Grieves	401,084	305,376	(95,708)
All NEO	2,474,459	1,787,536	(686,923)

2014
	Reported	Realized (1)	Reported vs. Realized
Kevin T. Longe (2)	1,458,397	990,997	(467,400)
Michael Kuta	569,480	379,080	(190,400)
Jeff Nicol	468,627	433,041	(35,586)
Ian Grieves	612,556	462,148	(150,408)
All NEO	3,109,060	2,265,265	(843,795)

(1)
Amounts in the “Realized” compensation column include (a) base salary, (b) actual cash incentive bonus earned for the applicable year, (c) the value of shares of restricted stock vesting during the year, whether deferred or paid to the employee, and whether due to time or performance vesting, and (d) all other compensation paid (or earned) during the applicable year (which is included in the “All Other Compensation” column of the Summary Compensation Table for the applicable year).

(2)
Kevin Longe Realized compensation includes vesting of 10,000 shares of restricted stock in both 2014 and 2015 (valued at $207,600 and $161,200, respectively) to satisfy the signing bonus paid in restricted stock in 2012.

(3)
Several members of the management team are newly designated as NEOs for 2016, including Michelle Shepston, who joined the Company on August 30, 2016, and John Scheatzle, who was named President of NobelClad on November 15, 2016. As such, the reported vs. realizable pay comparison is only provided for the year in which these executives were designated as NEOs. For 2014 and 2015, the comparison reflects the NEOs designated in those respective years.

Accordingly, realized compensation for the three-year period was less than reported compensation by almost 22% (excluding Shepston and Scheatzle in 2016), reflecting the Company’s strong pay for performance culture.
2016 Say-on-Pay Results
At the 2016 Annual Meeting of Stockholders, 60% of stockholders voted “yes” on the say-on-pay advisory vote. The Committee was concerned by the percentage of unfavorable votes, particularly in light of the steps it had taken regarding 2015 pay:

•	The Compensation Committee had responded to the global industry downturn in energy and mining by reducing the grant value of the CEO’s compensation 37% in 2015 over 2014.

•
The Compensation Committee had also taken care to ensure that rigorous performance measures were attached to the 2015 bonus plan, which resulted in a low level of incentive plan payout, and which executives elected to accept in restricted stock instead of cash.

The Compensation Committee and management took significant additional steps after the 2016 vote to solicit input from stockholders regarding compensation-related concerns and address issues identified. In particular:

•	The Company engaged a proxy solicitation firm to help it secure meetings with stockholders;

•
Management and the Compensation Committee reached out to stockholders representing approximately 35% of the Company’s outstanding stock to discuss questions and concerns those stockholders might have, including pay design and clarity of disclosure;

•	For 2017, the Compensation Committee adopted a new peer group, which has been expanded to add energy and oil field services companies, to more accurately reflect the Company’s business; and

•
For 2017, the Compensation Committee restructured our long-term incentive grants to separate time and performance vested awards and to apply three-year vesting to time-based awards and three-year vesting and a three-year performance period to performance-vested awards.

2016 Stockholder Vote Regarding Equity Plans
On September 23, 2016, our stockholders approved the adoption of the 2016 Omnibus Incentive Plan, under which the Company is authorized to issue approximately 3,400,000 additional shares of Company common stock for future equity incentive awards.   While more shares are now available under the 2016 Omnibus Incentive Plan than under prior plans, the Company remains committed to continuing to make equity grants in a responsible, judicious fashion.   The Compensation Committee intends that, on average over multiple year periods, our equity grants will be well in line with our peers and consistent with our stated compensation policy.
Components of Our 2016 Compensation Program
Our compensation philosophy is to: (i) provide a compensation program that attracts, motivates, and retains high-caliber leadership talent; (ii) offer compensation opportunities that are competitive with those provided by other comparable U.S. public companies as determined by our market research; (iii) create incentive compensation opportunities that emphasize the importance of achieving both short-term performance measures (i.e., annual) and long-term strategic goals; and (iv) sponsor performance pay programs that are linked to stockholder value.
The primary elements of our 2016 executive compensation program included:

•	Base salary;

•	An annual incentive bonus based on achievement of quantitative and qualitative objectives; and

•	Grants of restricted stock or restricted stock units (“RSUs) with time vested and performance vested components.
Below is a summary of the objectives of our executive compensation program:
Base Salary
Base salary is evaluated each year after reviewing each NEO’s performance, peer group compensation data, and other sources of market data. If it is determined that changes are necessary or desirable, base salaries are adjusted once each year near the beginning of the year.
The Compensation Committee considers base salary adjustments when (i) base salary is out of line with market or (ii) an adjustment is appropriate for reasons of good performance.
In light of the more difficult economic environment in the oil and gas industry, one of the Company’s key markets, the Board elected to freeze salaries for named executive officers in both 2015 and 2016. In 2017, although the market and Company performance showed signs of improvement, the Compensation Committee again determined for 2017 to keep named executive officer salaries at 2014 levels. See “2017 Compensation Decisions” below.
Annual Incentive
Overview
The annual incentive plan for the NEOs consists of a purely quantitative company performance component, as well as qualitative individual component. The company performance component at target is 70% of the total bonus, and the qualitative individual component is 30%. Minimum, target, and maximum payments are set for each component, as well as the total bonus. The structure for each NEO is as follows:

NEO/Position	Company Quantitative Performance Component	Individual Qualitative Performance Component	Threshold as Percentage of Base Pay	Target as a Percentage of Base Pay	Maximum Total Bonus as a Percentage of Base Pay	Maximum Company Performance Incentive as Percentage of Base Pay	Maximum Individual Performance Incentive as a Percentage of Base Pay
Kevin T. Longe President/ CEO	70%	30%	-0-%	100%	180%	126%	54%
Michael Kuta CFO	70%	30%	-0-%	60%	108%	75.6%	32.4%
Michelle H. Shepston (1) (Chief Legal Officer)	70%	30%	-0-%	40%	72%	50.4%	21.6%
John Scheatzle President, NobelClad	70%	30%	-0-%	40%	72%	50.4%	21.6%
Ian Grieves President and General Manager DynaEnergetics	70%	30%	-0-%	40%	72%	50.4%	21.6%
(1) Pursuant to Ms. Shepston’s offer letter, we agreed for her first 12 months of employment, to guarantee an incentive bonus equal to the greater of (a) 40% of her base salary, or (b) the performance bonus payable under the Company’s annual incentive plan upon achievement of the performance objectives.
Company Performance Component - 2016
For Mr. Longe (CEO), Mr. Kuta (CFO) and Ms. Shepston (Chief Legal Officer), the company performance component of the annual incentive plan is based on Adjusted EBITDA* of DMC as a percentage of revenue. As Adjusted EBITDA* as a percentage of revenue increases, the size of the company performance incentive earned increases (and vice versa). For 2016, the award matrix was as follows:
(Adjusted EBITDA* in Millions)

ADJUSTED EBITDA	$18.7	$21.8	$25.3	$29.2	$32.6	$37.5	$43	$49.3	$56.6
Payout Percentage	0%	20%	40%	80%	100%	120%	140%	160%	180%
For John Scheatzle, the President of NobelClad, and Ian Grieves, the President and General Manager of DynaEnergetics, the company performance component of the annual incentive plan is also a sliding scale based on Adjusted EBITDA* as a percentage of revenue specific to their business unit.
(Adjusted EBITDA* in Millions) - NobelClad

ADJUSTED EBITDA	$13.8	$15.0	$16.8	$18.8	$21.0	$23.5	$26.3	$29.4	$33.0
Payout Percentage	0%	20%	40%	80%	100%	120%	140%	160%	180%

(Adjusted EBITDA* in Millions) - DynaEnergetics

ADJUSTED EBITDA	$10.8	$12.3	$14.0	$15.9	$18.0	$20.4	$23.1	$26.3	$30.0
Payout Percentage	0%	20%	40%	80%	100%	120%	140%	160%	180%
For the quantitative portion of the incentive bonus that may be awarded to Messrs. Scheatzle and Grieves, the Compensation Committee also provided a bonus multiplier of +/- 10% (but not to increase payment beyond the 180% maximum of the potential bonus). The multiplier is based on the number of days by which NobelClad (in the case of Mr. Scheatzle) or DynaEnergetics (in the case of Mr. Grieves) increases or decreases its average working capital cash collection cycle during 2016 from the targets established by management.
The company performance component of the annual incentive plan for 2016 was not satisfied for any of the named executive officers.

___________________________
*Adjusted EBITDA is defined as follows: EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation, restructuring and impairment charges and, when appropriate, other extraordinary items that management does not utilize in assessing DMC’s or the relevant business unit’s operating performance. Adjusted EBITDA for a relevant fiscal year shall be the same as reported in the Company’s Form 10-K.

Individual Performance Component for 2016
The Compensation Committee considers the individual performance of each named executive officer during the performance period. With respect to 2016, the Compensation Committee considered the contribution of each named executive officer to the Company performance milestones listed in the Executive Summary of this Compensation Discussion and Analysis. For 2016, the Compensation Committee determined that the individual performance of each named executive officer exceeded target performance in varying degrees and elected to cap the percentage multiple at 125% for each officer.
Results for Combined Performance Components - 2016

Executive	Base Pay	Company/Division Quantitative Performance Component Bonus	Individual Qualitative Performance Component Bonus	Total Bonus Earned for 2016
Kevin T. Longe President/CEO	$440,750	$0	$165,281	$165,281
Michael Kuta CFO	$275,000	$0	$61,875	$61,875
Michelle H. Shepston (1) Chief Legal Officer	$260,000 ($90,000)	$0	$35,519	$35,519
John Scheatzle President, NobelClad	$265,000 ($40,780)	$0	$6,625	$6,625
Ian Grieves President and General Manager, DynaEnergetics	$226,874	$0	$34,031	$34,031
(1) As the payment due to Ms. Shepston under the annual incentive plan was less than the guaranteed amount under her offer letter, she was paid the guaranteed amount.
Long-Term Equity Incentives.
2016 Grants
In 2016 NEOs received restricted stock awards, which are 50% time-vested and 50% performance-vested. In particular:
The time-vested shares vest:

•	50% one year from the date of grant; and

•	50% two years from the date of grant.
The performance-vested shares vest as follows:

•	0-100% of the shares are earned on a preliminary basis to the extent specific performance goals are met in the two fiscal years ending after the date of grant; and

•	Shares earned are subject to one year of additional time-vesting.

•	The performance goals include:

–	Achievement of Adjusted EBITDA* against a pre-established two year performance goal; and

–	The two-year relative TSR of the Company’s shares in comparison to the TSR of shares of the Company’s peer group.

–	The Adjusted EBITDA* goal and the TSR goals are weighted equally.

–	A combination vested percentage score of 100% or greater indicates that all performance shares are vested.

For the 2016-2017 performance period the Adjusted EBITDA* target is average Adjusted EBITDA* for the 2016 and 2017 years of $33.0 million. Performance vesting for the Adjusted EBITDA* component would be computed as follows:

Two Year Average Adjusted EBITDA* (millions)	Percent Vested
< $-0-	-0-%
> $-0- < $3.3	5%
> $3.3 < $6.6	10%
> $6.6 < $9.9	15%
> $9.9< $13.2	20%
> $13.2 < $16.5	25%
> $16.5< $19.8	30%
> $-19.8< $23.1	35%
> $-23.1< $26.4	40%
> $26.4< $29.7	45%
> $29.7< $33	50%
For the 2016-2017 performance period the relative TSR goal is calculated as follows:

2-Year Relative TSR	Percent Vested
</= 50% below the PG Avg. TSR	0%
40% below the PG Avg. TSR	5%
30% below the PG Avg. TSR	10%
20% below the PG Avg. TSR	15%
10% below the PG Avg. TSR	20%
Equal to the PG Avg. TSR	25%
10% above the PG Avg. TSR	30%
20% above the PG Avg. TSR	35%
30% above the PG Avg. TSR	40%
40% above the PG Avg. TSR	45%
50% above the PG Avg. TSR	50%
The calculation of total vested performance vested RSUs would be determined as follows:

(i)	The percent vested attributable to the Adjusted EBITDA* component; plus

(ii)	The percent vested attributable to the relative TSR component; times

(iii)	The total number of performance vested shares
Pay for Performance
2016 compensation for the NEOs was allocated between base salary, annual incentive compensation and longer-term awards as follows:

(1)	Annual incentive percentages are based on target amounts as per Compensation Committee plan design.

(2)	The long-term equity-based percentages are calculated utilizing amounts disclosed in the “Grants of Plan-Based Awards” table assuming performance-based awards are granted at maximum payouts.

(3)	Other Named Executive Officers excludes Ms. Shepston and Mr. Scheatzle, as they were NEOs for only a portion of 2016.

The Company continues to emphasize a strong pay-for-performance philosophy that is managed through a combination of base salary, short-term incentives and long-term incentives. The annual incentive plan for NEOs has a significant portion that is weighted to Company performance, including TSR on the Company’s stock. For 2016, at-risk compensation (i.e., excluding base salary) for our CEO was 61% and for other NEOs averaged 46% of total compensation.
How Compensation Decisions are Made
Our executive compensation program is administered by our Compensation Committee. Below is a discussion of the process and procedures followed by the Compensation Committee in determining the 2016 compensation of our named executive officers as well as in setting the 2017 compensation levels and framework for 2017 performance bonus opportunities.
Roles of the Parties Involved in Executive Compensation Decisions
Role of Compensation Committee.    As provided in the Compensation Committee Charter, the Compensation Committee is composed of at least three non-employee directors who are also “independent directors,” as defined under the applicable corporate governance rules of NASDAQ. The Compensation Committee and operates pursuant to its Charter and determines the compensation arrangements of our named executive officers and recommends to the Board for its consideration and approval the aggregate amount of equity-based compensation for our other employees. The Compensation Committee seeks to ensure that our compensation policies and practices are consistent with our values and pay philosophy.
Role of Independent Compensation Consultant.  Since early 2006, the Compensation Committee has engaged an independent compensation consultant to assist the Compensation Committee in making compensation decisions with respect to the named executive officers. The Compensation Committee’s current compensation consultant is Compensation & Benefit Solutions, LLC (“CBS”). The compensation consultant reviews the Company’s overall executive officer and director compensation in comparison to other comparably-sized public companies in industries similar to the Company’s, helps the Compensation Committee identify the appropriate mix of compensation components for compensating our executive officers, and facilitates the Compensation Committee’s determination of our executive officers’ incentive based compensation. CBS does not provide any other services to the Company or our management or have any other direct or indirect business relationships with us or our management. The Compensation Committee has assessed the independence of CBS and concluded that its work does not raise any conflicts of interest.
Role of Chief Executive Officer in Compensation Decisions.  Our Chief Executive Officer confers with the Chairman of the Compensation Committee in recommending for the Compensation Committee’s approval the base salary compensation for the named executive officers other than himself. Our Chief Executive Officer also proposed recommendations to the Compensation Committee as to the performance of the named executive officers other than himself in meeting performance objectives for the qualitative portion of the 2016 performance bonus.

Compensation Peer Group
For 2016, our compensation peer group, for purposes determining market compensation as well as for purposes of determining relative performance, was as follows:

Ampco-Pittsburgh Corporation	Hurco Companies, Inc.	Rudolph Technologies, Inc.
Cal Drive International, Inc.	Lydall, Inc.	Sun Hydraulics Corporation
Core Molding Technologies, Inc.	MFRI, Inc.	Tesco Corporation
Electro Scientific Industries Inc.	NN, Inc.	The L.S. Starrett Company
Graham Corporation	PMFG, Inc.	Ultratech, Inc.
While our legacy businesses principally served the global industrial infrastructure markets, in recent years we have derived a growing portion of our sales from the upstream energy industry. To reflect this evolution, we have revised the roster of peer companies from which we determine market compensation and to which we compare our performance. For 2017, our peer group is listed below. It now includes several businesses from the oil and gas services sector.

Ampco-Pittsburgh Corp.	Hardinge Inc.	Rudolph Technologies Inc.
Aspen Aerogels, Inc.	Hurco Companies Inc.	SAExploration Holdings, Inc.
Broadwind Energy, Inc.	ION Geophysical Corporation	SIFCO Industries Inc.
CECO Environmental Corp.	Kadant Inc.	Tesco Corporation
Dawson Geophysical Company	Key Technology, Inc.	The L.S. Starrett Company
Electro Scientific Industries Inc.	MFRI, Inc.	Twin Disc, Incorporated
Graham Corporation	Natural Gas Services Group Inc.	USA Compression Partners, LP
Governance
We seek to promote good governance and best practices in compensation. Some of the most important governance and compensation best practices are highlighted below:

•
Stock ownership guidelines. We maintain rigorous stock ownership guidelines. After a five-year phase-in period, our Chief Executive Officer is expected to hold common stock with a value that is at least five times his base salary. After a three-year phase-in period, each of our other named executive officers is expected to hold common stock equal to the aggregate number of shares awarded to such officer over the preceding three-year period, less the amount of stock equal in value to the taxes paid on such stock award. In addition, within five years of election to the Board, our non-employee directors are expected to hold stock worth at least five times the amount of the annual cash Board retainer fee. For purposes of the calculations for the Chief Executive Officer and non-employee directors, all shares held, whether vested, unvested or deferred, are considered owned by the executive or director. The value of shares held is calculated at the higher of current market price of the Company’s common stock or the holder’s cost basis in the stock. All of our named executive officers and directors are in compliance with the stock ownership guidelines or fall within the relevant exception period.

•
Clawback policy. In August 2015, the Board adopted a policy to clawback certain executive compensation in the event of an accounting restatement resulting from a material noncompliance with financial reporting requirements under the Federal securities laws. The policy covers all of the Company’s current and future named executive officers and applies to incentive compensation paid by the Company (annual bonuses and other short- and long-term incentives, restricted stock and other equity awards).

•	Anti-pledging and hedging policies. We adopted policies prohibiting pledging and hedging of Company stock in 2014.

•	No tax gross-ups. We do not provide Section 280G or any other tax gross-ups to our named executive officers.

2017 Compensation Decisions

For 2017, the Compensation Committee considered the following factors in it compensation decisions:

•	The continuing challenging market conditions in the NobelClad and DynaEnergetics markets, with observed indications of improvement, particularly in DynaEnergetics business;

•	The expected impacts of improved market conditions in our industries and related industries on the opportunities available to our management team;

•	Reported versus realized compensation data for 2014, 2015 and 2016;

•	The compensation levels of our revised peer group; and

•	Feedback from our stockholders and advisors on compensation design.
As discussed above, the Compensation Committee and Board elected to hold 2017 base salaries again at 2014 levels. Grants under the annual incentive plan for named executive officers were generally consistent with prior periods.
Based on feedback from our stockholders and others, we have elected to change the structure of our long term equity incentive awards, with such awards to consist of performance share units (“PSUs”) and restricted stock or restricted stock units (“RSUs”). The new structure has the following features for 2017:

PSU Features
● Each PSU represents the right to receive one share of the Company’s stock, contingent on the achievement of certain performance conditions
● A target number of PSUs is awarded on the grant date, and each executive officer is eligible to earn a number of shares of common stock between 0% and 200% of the number of targeted PSUs awarded.
● The PSUs earned, if any, will cliff vest at the end of the third year following the year of grant based on the degree of satisfaction of the PSU performance conditions.

PSU Performance Conditions
● The actual number of PSUs earned and vested over a three fiscal year period (the “Performance Period”) is dependent on achievement of two independent goals, equally weighted:
- The achievement of a targeted Adjusted EBITDA* goal
- TSR performance relative to a disclosed peer group

Restricted Stock/ RSU Features
● Restricted stock will vest over a three year period with one-third of such shares vesting on each of the first, second and third anniversaries of the grant date.
● Where RSUs are granted, each RSU represents the right to receive one share of the Company’s stock upon vesting and will be subject to the same three-year vesting period.

As of February 22, 2017, the Compensation Committee recommended and the Board approved the following grants of restricted stock, RSUs and PSUs to the named executive officers:

Name	Title	Number of Shares of Restricted Stock/RSUs Granted	Number of PSUs Granted
Kevin Longe	President and Chief Executive Officer	20,000 Shares	10,000
Michael Kuta	Chief Financial Officer	8,000 Shares	4,000
Michelle H. Shepston	Vice President and Chief Legal Officer	6,000 Shares	3,000
John Scheatzle	President, NobleClad	6,000 Shares	3,000
Ian Grieves	President and General Manager, DynaEnergetics	6,000 RSUs	3,000

Retention Grants
The Compensation Committee determined that it would be advisable to take certain steps to ensure the retention of our tenured management team members. In particular, the Committee believes it is very important that the team that positioned us for the industry turn-around be present to lead us through that turn-around as conditions improve. As of February 22, 2017, the Compensation Committee recommended and the Board approved a one-time grant of restricted stock or RSU’s pursuant to the 2016 Omnibus Incentive Plan to certain of the Company’s officers as retention grants in the amounts set forth below:

Name	Title	Number of Shares of Restricted Stock/RSUs Granted
Kevin T. Longe	President and Chief Executive Officer	100,000 Shares
Michael Kuta	Chief Financial Officer	35,000 Shares
Ian Grieves	President and General Manager, DynaEnergetics	25,000 RSUs
Each retention grant set forth above vests over a five-year period, with one-third of such shares vesting on each of the third, fourth and fifth anniversaries of the grant date.
Compensation Risk Assessment
Our Compensation Committee considered whether our compensation programs encourage excessive risk-taking by employees at the expense of long-term Company value. The Compensation Committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives (a substantial portion of which are performance based) and cash and equity awards, along with our stock ownership guidelines and clawback policy, are balanced and do not motivate imprudent risk-taking. As a result, we do not believe that our compensation policies are reasonably likely to have a material adverse effect on the Company.
Tax Considerations
Under Section 162(m) of the Internal Revenue Code, unless various conditions are met that enable compensation to qualify as “performance-based,” the annual compensation paid to our named executive officers (other than our CFO) will be tax-deductible only to the extent that it does not exceed $1,000,000. Our equity incentive plans have been designed to permit the Compensation Committee to grant awards that may qualify as performance-based compensation for purposes of Section 162(m) of the Code provided certain other requirements are met. The Compensation Committee generally intends that compensation paid by the Company will be tax-deductible. However, it may choose to pay nondeductible compensation if it deems it necessary or desirable to attract, retain and reward the executive talent necessary for our success. For example, restricted stock and restricted stock unit awards that include time-based vesting do not satisfy the conditions of Section 162(m) of the Code for qualifying performance-based compensation.

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2016

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kevin T. Longe	2016	$440,750	$—	$190,500	$165,281		$58,516	(3)	$855,047
Chief Executive Officer	2015	$440,750	$—	$452,400	$165,000	(2)	$27,364	(3)	$1,085,514
	2014	$440,750	$—	$675,000	$293,980		$48,667	(3)	$1,458,397

Michael Kuta (3)	2016	$275,000	$—	$76,200	$61,875		$41,462	(5)	$454,537
Chief Financial Officer	2015	$275,000	$—	$191,018	$89,000	(2)	$32,927	(5)	$587,945
	2014	$206,250	$—	$190,400	$123,750		$49,080	(5)	$569,480

Michelle Shepston (6)	2016	$90,000	$—	$112,900	$35,519		$3,789	(7)	$242,208
Vice President, Chief Legal Officer and Secretary

John Scheatzle (8)	2016	$40,780	$75,000	$—	$6,625		$13,535	(9)	$135,940
President, NobelClad

Ian Grieves	2016	$226,874	$—	$50,800	$34,031		$30,810	(6)	$342,515
President and General	2015	$227,571	$—	$120,655	$34,000	(2)	$22,558	(6)	$404,784
Manager, DynaEnergetics	2014	$272,445	$—	$180,023	$137,530		$22,558	(6)	$612,556

(1)
Amounts in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used to determine the amounts in this column are the same as those used in the valuation of compensation expense for our audited financial statements. This column was prepared assuming none of the awards will be forfeited. The grant date fair values of restricted stock awards were based on the market price of our stock on the grant dates. One-half of the restricted stock awards granted in 2016, 2015 and 2014 are performance-based. For additional information about these restricted stock awards, refer to Note 4 of our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2015. The performance-based portion of the award assumes target performance will be achieved. For Messrs. Longe, Kuta, and Grieves the grant date fair value of their 2016 stock awards assuming maximum achievement of performance metrics would be $254,000, $101,600 and $67,742, respectively.

(2)
As disclosed in 2016, our named executive officers agreed that the annual performance bonus for 2015 that was to be paid in cash in February 2016 would be paid in shares of restricted stock having an equal value to the cash award (based on the share price on February 18, 2016) and vesting one-third on each of the anniversary dates. The amounts for Messrs. Longe and Kuta were $165,000 (25,984 shares) and $89,000 (14,016 shares), respectively, and were paid in shares of restricted stock from our 2006 Equity Incentive Plan on May 12, 2016 upon stockholder approval of the amendment to that plan to increase the number of shares available for issuance. The amounts for Mr. Grieves was $34,000 (5,354 shares), which was paid by the issuance of shares of restricted stock on February 18, 2016.

(3)
Includes housing and relocation expenses ($1,795 in 2016 and $6,956 in 2014), expenses relating to a company-leased automobile that was provided to Mr. Longe ($9,192 in 2016, $15,040 in 2015, and $20,782 in 2014), matching contributions under the company’s 401(k) plan ($10,600 in 2016, $10,600 in 2015, and $10,400 in 2014), insurance premium payments ($7,358 in 2016, $1,724 in 2015, and $5,634 in 2014), commuting expenses of $16,143 in 2016, airline club memberships of $1,589 in 2016, dividends on unvested equity awards of $11,839 in 2016, and reimbursement of professional fees for financial planning advisory services ($4,895 in 2014). Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.).

(4)	Mr. Kuta was appointed as our Chief Financial Officer on March 31, 2014.

(5)
Includes housing and relocation expenses ($7,670 in 2016 and $37,921 in 2014), automobile expenses ($17,654 in 2016, $11,163 in 2015 and $11,159 in 2014), matching contributions under the Company’s 401(k) plan ($10,600 in 2016 and $10,600 in 2015), dividends on unvested equity awards of $3,814 in 2016, and insurance premium payments of $1,724 in 2016. Automobile expenses include monthly lease payments or a monthly allowance and all operating expenses (gas, maintenance, insurance, etc.).

(6)	Ms. Shepston was appointed as Vice President, Chief Legal Officer and Secretary on August 30, 2016.

(7)	Includes matching contributions under the Company’s 401(k) plan of $3,214 in 2016 and insurance premiums of $575 in 2016.

(8)	Mr. Scheatzle was appointed as President of NobelClad on November 15, 2016. He received at $75,000 sign-on bonus in conjunction with commencement of employment.

(9)
Includes housing and relocation expenses of $9,898 in 2016, automobile expenses of $1,754 in 2016, matching contributions under the company’s 401(k) plan of $1,638 in 2016, and insurance premiums paid by the company of $245 in 2016. Automobile expenses include a monthly allowance and all operating expenses (gas, maintenance, insurance, etc.).

(10)
Includes expenses relating to a company-leased automobile that was provided to Mr. Grieves ($21,813 in 2016, $12,016 in 2015, and $14,385 in 2014), company contributions to pension plan ($8,232 in 2016, $6,439 in 2015, and $8,173 in 2014), and statutory holiday pay ($765 in 2016 and $404 in 2015). Automobile expenses include monthly lease payments and all operating expenses (gas, maintenance, insurance, etc.). Mr. Grieves’s compensation is paid to him in Euros. All amounts included in this and other tables are described in U.S. dollars and were converted using an average exchange rate for 2016 of 1.1067.

NON-QUALIFIED DEFERRED COMPENSATION
Directors

Directors are eligible to defer any or all of their annual cash retainers and equity awards through the DMC Global Inc. Deferred Compensation Plan on a tax-deferred basis. During 2016, Messrs. Cohen and Graff elected to defer all of their annual equity awards. Deferrals into the plan are not matched or subsidized by the Company, nor are they eligible for above-market or preferential earnings.

NEOs
NEOs are eligible to defer a portion of their annual salary, their annual incentive bonus, and their equity awards through the Deferred Compensation Plan on a tax-deferred basis. Deferrals into the plan are not matched or subsidized by the Company, nor are they eligible for above-market or preferential earnings.

The following table shows information about the amount of contributions, earnings, and balances for each named executive officer under the Company's Deferred Compensation Plan as of December 31, 2016.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)(2)	Aggregate withdrawals/distributions ($)	Aggregate balance at last FYE ($)
Kevin T. Longe	$—	$514,520	$885,726	$—	$1,679,346
Michael Kuta	—	241,960	328,304	—	644,826
Michelle H. Shepston	—	—	—	—	—
John Scheatzle	—	—	—	—	—
Ian Grieves	—	—	—	—	—

(1)
Mr. Longe’s contributions were 40,000 shares of restricted stock granted on February 18, 2016 and 25,984 shares of restricted stock contributed on May 12, 2016. Mr. Kuta’s contributions were 16,000 shares of restricted stock granted on February 18, 2016 and 14,016 shares of restricted stock contributed on May 12, 2016. These shares are reported as compensation in the Summary Compensation Table (See Notes 1 and 2).

(2)	Earnings on the amounts deferred represent the change in the Company stock price from contribution dates to the end of the year.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR-END 2016

					Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(3)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)(2)			Performance-Based Awards			All Other Stock Awards (#)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Kevin T. Longe (4)(5)	N/A	$—	$440,750	$793,350
Restricted Stock	February 18, 2016				—	10,000	20,000	20,000	$190,500

Michael Kuta (4)(5)	N/A	$—	$165,000	$297,000
Restricted Stock	February 18, 2016				—	4,000	8,000	8,000	$76,200

Michelle Shepston (4)(5)	N/A (6)	$—	$34,668	$62,400
Restricted Stock	August 30, 2016							10,000	$112,900

John Scheatzle (5)	N/A (7)	$—	$12,500	$23,850

Ian Grieves (4)(5)	N/A	$—	$90,750	$163,349
Restricted Stock Units	February 18, 2016				—	2,667	5,333	5,334	$50,800

(1)
Actual amounts paid pursuant to our non-equity incentive plan are reported in the non-equity incentive plan column of the Summary Compensation Table. With respect to Messrs. Longe, Kuta, Scheatzle and Grieves and Ms. Shepston, these numbers represent threshold, target and maximum amounts that could have been earned under our annual performance bonus plan, which is based 70% on quantitative measures and 30% on qualitative measures, and allows for payments between 0% (threshold) and 180% (maximum) of the target amount, which is a specified percentage of base salary. At the time these measures are set and communicated to our named executive officers, they are substantially uncertain.

(2)
Non-equity incentive plan awards for each of our named executives consist of a qualitative portion and a quantitative portion. The qualitative portion for each officer is based on the performance of that officer’s individual responsibilities in meeting the strategy and objectives set by the Board for the Company. The quantitative portion of the awards for Messrs. Longe and Kuta and Ms. Shepston is based on Adjusted EBITDA* of DMC as a percentage of revenue achieved in 2016, and in the case of Messrs. Scheatzle and Grieves, Adjusted EBITDA* as a percentage of revenue of the NobelClad and DynaEnergetics divisions, respectively, subject to application of a bonus multiplier of +/- 10% (but not to increase payment beyond the 180% maximum of the potential bonus) based on the number of days by which NobelClad (in the case of Mr. Scheatzle) or DynaEnergetics (in the case of Mr. Grieves) increases or decreases its average working capital cash collection cycle during 2016 from the targets established by management.

(3)
Awards granted to all named executive officers were in the form of shares of restricted stock awards or restricted stock units. 50% of the equity incentive plan awards received by the named executive officers are performance-based awards and the remaining 50% of the equity incentive plan awards are non-performance based awards. The non-performance based awards vest 50% vest on each of the first two anniversary dates of grant. The performance-based awards vest on the third anniversary date of grant based upon the achievement of certain financial performance objectives. The target award for these performance-based awards is 50% of the total grant. These awards were granted on February 18, 2016.

(4)
In February 2016, Messrs. Longe, Kuta, and Grieves agreed that the annual performance bonuses for 2015 that were to be paid in cash in February 2016 would be paid in shares of restricted stock having a value equal to the cash award and vesting one-third on each of the anniversary dates. The number of shares issued to each of Messrs. Longe, Kuta and Grieves were 25,984 shares, 14,016 shares and 5,354 shares, respectively. Although these shares were issued in 2016, they constitute 2015 compensation and are therefore not reflected in this table. See Note 2 to the Summary Compensation Table above. On August 30, 2016, Ms. Shepston was awarded 10,000 shares of restricted stock, vesting one-third on each of the anniversary dates. The closing market price on August 30, 2016 was $11.29.

(5)
In accordance with FASB ASC Topic 718, the grants reflects the grant date fair value of the awards based upon the quoted closing market price per share of our common stock on the respective dates. For the equity awards that are subject to performance-based vesting, we have calculated the value at the grant date based upon the achievement of the target level of performance. The closing market price on February 18, 2016 was $6.35, on May 12, 2016 was $9.98, and on August 30, 2016 was $11.29. Dividends of $0.08 per share were paid in 2016 on restricted stock awards granted to Messrs. Longe and Kuta, and dividends of $0.02 per share were paid in 2016 on restricted stock awards granted to Ms. Shepston. The awards granted to Mr. Grieves were in the form of restricted stock units which do not qualify for dividends until shares of common stock are issued on each of the respective vesting dates.

(6)
Reflects annual incentive plan amounts, pro-rated for the portion of the year employed during 2016. Pursuant to Ms. Shepston’s offer letter, we agreed for her first 12 months of employment, to guarantee a bonus equal to the greater of (a) 40% of her base salary, or (b) the performance bonus payable under the Company’s annual incentive plan upon achievement of the performance objectives, with such amount for 2016 to be pro-rated for the portion of the year employed during 2016.

(7)	Reflects annual incentive plan amounts, pro-rated for the portion of the year employed during 2016.

EMPLOYMENT AGREEMENTS
During 2016, the Company had an employment agreement with Mr. Longe and agreements to compensate Messrs. Kuta, Scheatzle and Grieves and Ms. Shepston.
Kevin T. Longe
On June 26, 2012, Mr. Longe was appointed as the Company's Chief Operating Officer and Executive Vice President. At the time of his hiring as the Company's Chief Operating Officer, the Company and Mr. Longe agreed upon the terms and form of an employment agreement the parties would execute if the Board made Mr. Longe the Company's President and Chief Executive Officer. This employment agreement was executed and became effective when Mr. Longe assumed the position of President and Chief Executive Officer on March 1, 2013.
Mr. Longe’s employment agreement provides for an annual base salary of $430,000, which will be reviewed annually and may be increased (but not decreased) at the discretion of the Compensation Committee. This agreement provides that Mr. Longe is eligible (but not guaranteed) to receive a discretionary annual bonus of up to 100% of his base salary, based upon achievement of performance goals established by the Compensation Committee. Mr. Longe will be eligible to receive other incentive awards, which will vest immediately if Mr. Longe's employment is terminated other than for cause.
Under the employment agreement, Mr. Longe also receives the following benefits: (i) term life insurance coverage in the amount of $750,000, which is in addition to the standard term life insurance provided in the Company's standard benefit plan; (ii) participation in the executive long-term disability plan; (iii) four weeks of vacation per year; (iv) participation in the Company's standard benefit programs including health and dental insurance, term life insurance, accidental death and dismemberment insurance, short and long term disability, paid holiday, and certain other standard benefits provided by the Company; (v) participation in the Company's 401(k) retirement plan; and (vi) reimbursement of up to $5,000 of professional service fees annually for a financial planning and/or tax consulting.
The employment agreement may be terminated at any time by the Company for cause (as defined below) effective immediately upon written notice to Mr. Longe. The employment agreement also provides that Mr. Longe's employment can be terminated by the Company for any reason other than for cause upon the payment of an amount equal to 18 months of salary, payable in equal monthly payments, plus a bonus for such period equal to 150% of the average bonus (if any) paid to Mr. Longe for the three years preceding his termination (or, if shorter, the number of years of his employment with the Company), provided that Mr. Longe releases us from all claims as a condition of receiving the payments. Such amounts will be reduced to the extent that Mr. Longe accepts other employment prior to the final payment. Mr. Longe may terminate his employment with the Company at any time upon sixty days written notice (or upon such shorter period as the Company may agree in writing).
For purposes of Mr. Longe's employment agreement, "cause" is defined as: (i) a willful and substantial breach by Mr. Longe of the terms of the employment agreement that has a materially adverse effect on the business and affairs of the Company; (ii) the failure by Mr. Longe to substantially perform, or the gross negligence in the performance of, his duties hereunder for a period of fifteen days after the Board has made a written demand for performance which specifically identifies the manner in which it believes that Mr. Longe has not substantially performed his duties; (iii) the commission by Mr. Longe of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Company's code of ethics); (iv) conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or (v) an act or failure to act constituting fraud or dishonesty that compromises Mr. Longe's ability to act effectively as a high-level executive of the Company.
Mr. Longe’s agreement provides that if a Change in Control Event (as defined below) occurs and is followed within one year by a Material Change (as defined below) and the Material Change is not corrected following notice, Mr. Longe may terminate his employment, if not already terminated by the Company. If that occurs, Mr. Longe will be paid an amount equal to two years of salary and 200% of the average annual bonus earned over the preceding three years. In addition, the vesting will immediately accelerate on all of Mr. Longe’s restricted stock or other equity awards.
Generally, a “Change in Control Event” means (i) a person or group acquire 25% of more of the Company’s stock; (ii) over a 24-month period the members of the Board at that time, or their appointees, fail to constitute a majority of the Board; (iii) the Company sells substantially all of its assets or merges into another corporation and its stockholders do not control the merged corporation; or (iv) the Company’s stockholders approve the liquidation or dissolution of the Company. Generally, a “Material Change” means (i) a material change in Mr. Longe’s functions, duties or responsibilities from those before the Change in Control Event; (ii) the Company assigns or reassigns him to another place of employment at least fifty miles from Boulder, Colorado; (iii) his salary and other compensation are reduced, of (iv) a purchaser of all or substantially all of the company’s assets fails to assume Mr. Longe’s employment agreement.

The employment agreement also contains customary non-competition and non-solicitation covenants. These covenants will be effective during Mr. Longe's employment and for a period of two years following termination of his employment for any reason
Michael Kuta
Our offer letter with Mr. Kuta dated February 23, 2014, provided a base salary of $275,000, with participation in the annual incentive plan at a target level of 60% of base salary. For 2014, Mr. Kuta was guaranteed a bonus equal to the greater of (i) 60% of his base salary earned in 2014, or (ii) the performance bonus payable under the plan upon achievement of the 2014 performance objectives, pro-rated for the time Mr. Kuta was employed in 2014. We also agreed to grant Mr. Kuta a signing bonus of 10,000 shares of restricted stock, effective as of his start of employment. Mr. Kuta is also eligible to participate in various Company benefit programs. We agreed to pay Mr. Kuta a one-time severance payment equal to 18 months of his then-current base salary if his employment was terminated as a result of a change of control of the Company. The definition of change of control generally follows the definition of Change of Control Event in Mr. Longe’s employment agreement.
Michelle H. Shepston
Our offer letter with Ms. Shepston dated July 17, 2016 provided a base salary of $260,000, with participation in the annual incentive plan at a target level of 40% of base salary. For the first 12 months of employment, Ms. Shepston is guaranteed to receive a bonus under the annual incentive plan equal to the greater of (a) 40% of her base salary, or (b) the performance bonus payable under the Company’s plan upon achievement of the performance objectives, with such amount to be pro-rated into the yearly payouts occurring in each of 2017 and 2018. We also agreed to grant Ms. Shepston a signing bonus of 10,000 shares of restricted stock, effective as of her start of employment. Ms. Shepston is also eligible to participate in various Company benefit programs. We agreed to pay Ms. Shepston a one-time severance payment equal to 12 months of her then-current base salary if her employment is terminated as a result of a change of control of the Company (defined substantially as in accordance with Change of Control Event in Mr. Longe’s employment agreement), and agreed to pay a one-time severance payment equal to six months of her then-current base salary if her employment is terminated without cause other than in connection with a change of control.
John Scheatzle
Our offer letter with Mr. Scheatzle dated October 7, 2016 provided a base salary of $265,000, with participation in the annual incentive plan at a target level of 40% of base salary. We also agreed to grant Mr. Scheatzle a signing bonus of $75,000, effective as of his start of employment. Mr. Scheatzle is also eligible to participate in various Company benefit programs. We agreed to pay Mr. Scheatzle a one-time severance payment equal to 12 months of his then-current base salary if his employment is terminated as a result of a change of control of the Company (defined substantially as in accordance with Change of Control Event in Mr. Longe’s employment agreement), and agreed to pay a one-time severance payment equal to six months of his then-current base salary if his employment is terminated without cause other than in connection with a change of control.
Ian Grieves
DynaEnergetics Holding GmbH entered into an employment agreement with Ian Grieves dated as of July 26, 2013, which provided for an annual base salary of EUR 200,000, with participation in the annual incentive plan at a target level of 40% of base salary. Mr. Grieves is also eligible to participate in various Company benefit programs. The employment agreement also contains non-competition and non-solicitation covenants, to be effective during Mr. Grieves’ employment and for a period of two years following termination of employment. The Company agreed in February 2017 that Mr. Grieves’ base salary would be EUR 225,000, with a guarantee that this amount be equivalent to no less than $260,000, measured at the end of each year based on the then-current exchange rate.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2016

	Stock Awards (1)
Name	Number of Shares of Stock or Units Held that Have Not Vested (#)		Market Value of Shares of Stock or Units Held that Have Not Vested ($)(9)
Kevin T. Longe	20,000	(2)	$317,000
	30,000	(3)	$475,500
	40,000	(4)	$634,000
	25,984	(5)	$411,864

Michael Kuta	3,333	(6)	$52,828
	8,000	(3)	$126,800
	16,000	(4)	$253,600
	14,016	(5)	$221,154

Michelle H. Shepston	10,000	(7)	$158,500

John Scheatzle	—		$—

Ian Grieves	5,333	(2)	$84,528
	8,000	(3)	$126,800
	10,667	(4)	$169,072
	5,354	(8)	$84,861
There were no outstanding options for the named executive officers at December 31, 2016.

(1)
All shares in this table, with the exception of the restricted stock units granted to Mr. Grieves, qualify for dividends if and when the Company declares dividend payments. Mr. Grieves restricted stock units do not qualify for dividends until the shares of common stock are issued on each of the respective vesting dates. From the date of the earliest grant in this table until October 15, 2015, the Company paid a dividend of $0.04 per share each quarter. From and after October 16, 2015, the Company paid a dividend of $0.02 per share each quarter.

(2)
These restricted stock awards (for Mr. Longe) and restricted stock units (for Mr. Grieves) were granted on February 19, 2014 and are scheduled to vest on the third anniversary of the date of grant based upon the achievement of certain financial performance objectives.

(3)
These restricted stock awards were granted on February 19, 2015 and are scheduled to vest 66.7% on the third anniversary of the date of grant based upon the achievement of certain financial performance objectives and 33.3% on the second anniversary of the date of grant, subject to continued employment.

(4)
These restricted stock awards were granted on February 18, 2016 and are scheduled to vest 50% on the third anniversary of the date of grant based upon the achievement of certain financial performance objectives, and 25% vest on each of the first two anniversaries of the date of grant, subject to continued employment.

(5)	These restricted stock awards were granted on May 12, 2016 and are scheduled to vest equally on each of the first three anniversaries of the date of grant, subject to continued employment.

(6)	These restricted stock awards were granted on March 31, 2014 and are scheduled to vest on the third anniversary of the date of grant, subject to continued employment.

(7)	These restricted stock awards were granted on August 30, 2016 and are scheduled to vest one third on each of the first three anniversaries of the date of grant, subject to continued employment.

(8)	These restricted stock awards were granted on February 18, 2016 and are scheduled to vest equally on each of the first three anniversaries of the date of grant, subject to continued employment.

(9)	The fair market value is calculated as the product of (x) the closing price on December 31, 2016 of $15.85 per share and (y) the number of unvested shares or units.

Incentive Plans
Our 2006 Stock Incentive Plan expired on September 21, 2016. Our 2016 Omnibus Incentive Plan was approved by stockholders on November 4, 2016 and was effective as of September 21, 2016.
Under the respective award agreements, if the named executive officer’s employment is terminated for any reason other than (i) death, (ii) disability, or (iii) termination without cause (as defined in the executive’s employment agreement), the named executive officer shall, for no consideration, forfeit to us any shares of restricted stock to the extent such shares are not vested at the time of such termination of employment. If the named executive officer’s employment terminates due to death or disability, or is terminated without cause, any unvested shares of restricted stock will immediately vest on the date of the executive’s termination of employment for such reason.
STOCK VESTED DURING 2016

	Stock Awards (1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)(2)
Kevin T. Longe	30,000	$179,000

Michael Kuta	6,000	$38,133

Michelle H. Shepston	—	$—

John Scheatzle	—	$—

Ian Grieves	6,667	$40,415

(1)	Represents the number of shares vested multiplied by the per share closing market price of our common stock on the respective vesting dates.

POTENTIAL PAYMENTS UPON TERMINATION
The table below sets forth the potential payments to our named executive officers under various termination scenarios including termination without cause, termination as a result of death or disability and termination as a result of retirement, under the terms of their respective employment or change in control agreements and the equity incentive plans. See “Employment Agreements” above for a summary of the terms of applicable employment agreements or arrangements with our named executive officers. Under the award agreements governing equity grants under our equity incentive plans, if the named executive officer’s employment is terminated for any reason other than (i) death, (ii) disability, or (iii) termination without cause (as defined in the executive’s employment agreement), the named executive officer shall, for no consideration, forfeit to us any shares of restricted stock to the extent such shares are not vested at the time of such termination of employment. If the named executive officer’s employment terminates due to death or disability, or is terminated without cause, any unvested shares of restricted stock or restricted stock units will immediately vest on the date of the executive’s termination of employment for such reason.
For purposes of this table, we have assumed the date of termination of employment (regardless of the circumstances) is December 31, 2016, and that termination occurred under the terms of any current employment or change in control agreement. The price of our common stock on December 31, 2016 was $15.85. We have not included the financial effect of a termination for cause as the named executive officers are not entitled to any further compensation or benefits following such a termination. Furthermore, the amounts shown in the tables below do not include payments to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay. Payment of salary continuation upon termination will be made in monthly payments while any salary owed upon termination will be paid in a single lump sum. Payment of these amounts after termination without cause is generally conditioned upon the former executive’s execution of release and waivers and continued compliance with non-competition, non-solicitation, and confidentiality obligations. We may make changes to the current employment and termination arrangements with our executive officers or enter into new arrangements from time to time.

	Kevin T. Longe				Michael Kuta
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause (1)		Death, Disability, Retirement (2)		Involuntary Termination without Cause (1)		Death, Disability, Retirement (2)
Compensation:
Base Salary	$661,125	(3)	$—		$412,500	(6)	$—
Incentive Bonus	$285,131	(4)	$165,281	(5)	$—		$—
Acceleration of vesting of Restricted Stock (7)	$1,838,346		$1,838,346		$655,382		$655,382
TOTAL	$2,784,602		$2,003,627		$1,067,882		$655,382

	Michelle H. Shepston			John Scheatzle
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause (1)		Death, Disability, Retirement (3)	Involuntary Termination without Cause (1)		Death, Disability, Retirement (3)
Compensation:
Base Salary	$260,000	(8)	$—	$265,000	(9)	$—
Incentive Bonus	$—		$—	$—		$—
Acceleration of vesting of Restricted Stock (7)	$158,500		$158,500	$—		$—
TOTAL	$418,500		$158,500	$265,000		$—

	Ian Grieves
Executive Benefits and Payments upon Termination of Employment	Involuntary Termination without Cause	Death, Disability, Retirement (3)
Compensation:
Base Salary	$—	$—
Incentive Bonus	$—	$—
Acceleration of vesting of Restricted Stock Units (7)	$465,261	$465,261
TOTAL	$465,261	$465,261

(1)
Includes involuntary termination without cause resulting from a change in control in the case of Messrs. Longe, Kuta, and Scheatzle and Ms. Shepston. In the case of Mr. Kuta, salary is only paid if the involuntary termination without cause relates to a change of control of the Company.

(2)
The only compensation payable to named executive officers in the event of death, disability or retirement, is the accelerated vesting of restricted stock awards and a pro-rated bonus for the portion of the fiscal year prior to his death, disability or retirement.

(3)	Equals 18 months of base salary of $440,750 for Mr. Longe.

(4)	Equals 150% of the average of Mr. Longe’s 2014, 2015 and 2016 bonus.

(5)	Equals 2016 bonus.

(6)	Equals 18 months of base salary of $275,000 for Mr. Kuta.

(7)	The value of the restricted stock is based on the closing market price of our common stock on December 31, 2016, $15.85 per share.

(8)
Equals 12 months of base salary of $265,000 for Mr. Scheatzle. If Mr. Scheatzle is terminated without cause for other than a change in control event, his base salary compensation would be $132,500, or six months of his base salary.

(9)
Equals 12 months of base salary of $260,000 for Ms. Shepston. If Ms. Shepston is terminated without cause for other than a change in control event, her base salary compensation would be $130,000, or six months of her base salary.

DIRECTOR COMPENSATION

Non-employee Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards($)(2)	All Other Compensation ($)	Total($)
David C. Aldous	$59,250	$46,387	$—	$105,637
Yvon Cariou (3)	$51,250	$46,387	$10,000	$107,637
Robert A. Cohen	$59,250	$46,387	$—	$105,637
James J. Ferris	$59,250	$46,387	$—	$105,637
Richard P. Graff	$66,250	$46,387	$—	$112,637
Gerard Munera	$76,250	$46,387	$—	$122,637
Clifton Peter Rose (4)	$12,813	$—	$—	$12,813

(1)	Amounts shown reflect annual fees for each member of the Board related to Board service and serving as the chair of the Board or chair of a Board committee. All fees are paid quarterly.

(2)
Amounts shown in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the 4,648 shares granted on May 12, 2016 to each non-employee director other than Mr. Rose. See Note 4 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 regarding assumptions underlying valuation of equity awards. During 2016, aggregate dividends of $0.08 per share were paid on shares of restricted stock.

(3)	During 2016, the Company paid Mr. Cariou for consulting on business development initiatives.

(4)	Mr. Rose was appointed to the Board on November 15, 2016.

Compensation for Non-Employee Directors
In order to help further align directors with the interests of stockholders, our director compensation philosophy is designed so that approximately one-half of non-employee directors’ total average annual fees will be cash, and the other one-half will be stock. In 2016, each of our non-employee directors received an annual cash retainer of $51,250 with additional annual cash retainers of $25,000 to the Chairman of the Board, $15,000 to the Audit Committee chairman and $8,000 to the chairman of each of the other Board committees. The annual retainers will be paid quarterly. If two meetings are missed by a director, the retainer will be reduced by 25% and reduced further on a pro rata basis for each additional meeting missed. The members of the Board are also eligible for reimbursement of their expenses incurred in connection with attendance at Board meetings.
In addition to the annual cash retainers, each non-employee director will be granted on the date of the Company’s annual stockholder meeting a restricted stock award with a value equivalent to $60,000 that will vest in full on the one-year anniversary of the grant date. In 2016, our Board determined to fix the number of shares granted to 4,648 shares, the number of shares awarded in 2015, in order to conserve shares under the 2006 Plan and limit dilution. For 2017, the Board determined to return to its standard policy and plans to grant restricted stock awards with a value equivalent to $60,000 to each director on the date of the Company’s 2017 annual stockholder meeting.
Stock Ownership Guidelines for Non-Employee Directors
Under our stock ownership guidelines, within five years of election to the Board, our non-employee directors are expected to hold stock worth at least five times the amount of the annual cash Board retainer fee. All of our non-employee directors are in compliance with the stock ownership guidelines or fall within the exception period.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2016 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders	—	$—	3,396,103	(1)
Equity compensation plans not approved by security holders	—	$—	N/A
Total	—	$—	3,396,103

(1)
Includes 35,984 shares issuable with respect to outstanding rights under our Employee Stock Purchase Plan and 3,360,119 shares available for issuance under our 2016 Omnibus Incentive Plan, both as of December 31, 2016. As of the date of this proxy statement, there are 3,117,224 shares available for issuance under our 2016 Omnibus Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 24, 2017 by: (i) each of our directors; (ii) each of our executive officers; and (iii) all of our directors and executive officers as a group.

		Beneficial Ownership(1)
Name and Address of Beneficial Owner(2)	Common Stock (3)	Restricted Stock	Total Shares Beneficially Owned (3)	Percent of Total

Directors:
David C. Aldous	17,328	5,640	22,968	*
Yvon Pierre Cariou	203,127	5,640	208,767	1.4%
Robert A. Cohen	26,851	5,640	32,491	*
James J. Ferris	19,951	5,640	25,591	*
Richard P. Graff	21,451	5,640	27,091	*
Kevin T. Longe (4)	33,352	195,984	229,336	1.6%
Gerard Munera	69,451	5,640	75,091	*
Clifton Peter Rose	—	—	—

Executive Officers:
Michael Kuta (5)	16,321	77,682	94,003	*
Michelle H. Shepston (6)	—	16,000	16,000	*
John Scheatzle (7)	—	6,000	6,000	*
Ian Grieves (8)	20,617	—	20,617	*

All directors and executive officers as a group (12 persons) (9)	428,449	329,506	757,955	5.1%

* Less than 1%

(1)
This table is based upon information supplied by officers and directors as well as filings made pursuant to Section 16(a) of the Exchange Act with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,725,591 shares of common stock outstanding on March 24, 2017, adjusted as required by rules promulgated by the SEC.

(2)	Unless otherwise indicated, the address of each beneficial owner is c/o DMC Global Inc. 5405 Spine Road, Boulder, Colorado 80301.

(3)
Represents shares of the Company’s common stock held, or which the holder has the right to acquire within 60 days after March 24, 2017, pursuant to Restricted Stock Units (“RSUs”) or Performance Share Units (“PSUs”) granted by the Company.

(4)	Excludes 10,000 PSUs. Shares beneficially owned do not include 50 shares owned by Mr. Longe’s spouse, for which ownership has been disclaimed.

(5)	Excludes 4,000 PSUs.

(6)	Excludes 3,000 PSUs.

(7)	Excludes 3,000 PSUs.

(8)	Excludes 47,902 RSUs and 3,000 PSUs.

(9)	Excludes 47,902 RSUs and 23,000 PSUs.

The following table sets forth certain information regarding the ownership of our common stock as of March 24, 2017, by each person or group known by us to be the beneficial owner of more than 5% of our common stock.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Brown Capital Management, LLC (2) 1201 N. Calvert Street Baltimore, MD 21202	2,341,002	15.9%
Van Den Berg Management I, Inc. (3) 805 Las Cimas Parkway, Suite 430 Austin, TX 78746	1,355,762	9.2%
Heartland Advisors, Inc. (4) 789 North Water Street Milwaukee, WI 53202	1,132,239	7.7%
BlackRock Inc. (5) 55 East 52nd Street New York, NY 10055	942,877	6.4%

(1)
This table is based upon information supplied by the principal stockholders on the Statement of Beneficial Ownership filed on Schedule 13G or 13G/A with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 14,725,591 shares outstanding on March 24, 2017.

(2)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 9, 2017, by Brown Capital Management, LLC, in its capacity as an investment advisor for shares owned by its clients. Brown Capital Management has the sole power to vote or direct the vote for 1,224,807 shares, and the sole power to dispose or direct the disposition of 2,341,002 shares. Included in those shares are 906,355 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC.

(1)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 9, 2017, by Van Den Berg Management I, Inc., in its capacity as an investment advisor for shares owned by its clients. Van Den Berg Management I, Inc. has the sole power to vote or direct the vote for 1,355,762 shares, and the sole power to dispose or direct the disposition of 1,355,762 shares.

(2)
Based on the Statement of Beneficial Ownership filed on Schedule 13G/A on February 2, 2017, by Heartland Advisors, Inc., in its capacity as an investment advisor for the shares owned by its clients. Heartland Advisors Inc. has the shared power to vote or direct the vote for 1,132,239 shares, and the shared power to dispose or direct the disposition of 1,132,239 shares.

(3)
Based on the Statement of Beneficial Ownership filed on Schedule 13G on January 30, 2017, by BlackRock, Inc., in its capacity as parent holding company. BlackRock, Inc. has the sole power to vote or direct the vote for 926,225 shares, and the sole power to dispose or direct the disposition of 942,887 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC an initial report of ownership and to report changes in ownership of our common stock and other equity securities. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with and filed on time, with the exception of one Form 4 reporting one transaction for Ian Grieves.
Code of Business Conduct and Ethics
We have adopted a Code of Ethics applicable to each of the named executive officers. The Code of Ethics may be viewed on our website, www.dmcglobal.com.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Board recognizes that certain transactions, arrangements, and relationships between us, on the one hand, and members of the Board, certain officers and persons and entities affiliated with such persons, on the other hand, present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), compared to transactions between us and unaffiliated third parties. Accordingly, the Board has adopted related party transaction policies and procedures for the purpose of establishing guidelines and procedures by which our Audit Committee shall evaluate and consider for approval all proposed related party transactions, as more fully described therein.
In accordance with our related party transaction policies and procedures, we may enter into, or continue with, a related party transaction only if: (i) such transaction, arrangement or relationship has been approved or ratified by the Audit Committee in accordance with the guidelines set forth therein and (ii) such transaction arrangement or relationship contains commercial terms that are no less favorable to us than those that could be obtained in a transaction between us and an unrelated third party.
All related party transactions will be disclosed in our filings with the SEC to the extent required by the Securities Act of 1933, as amended, the Exchange Act and the rules and regulations promulgated thereunder.
HOUSEHOLDING
As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including the Notice of Internet Availability of Proxy Materials, proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any request for multiple copies or paper copies of proxy materials should be directed to DMC Global Inc., c/o Corporate Secretary, 5405 Spine Road, Boulder, Colorado 80301, or by telephone at (303) 665-5700. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ Michelle H. Shepston
MICHELLE H. SHEPSTON Chief Legal Officer and Secretary
April 5, 2017

Accompanying this proxy statement is a copy of our Annual Report to Stockholders, which includes our Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2016. Additional copies of the Annual Report and the Form 10-K are available without charge upon written request to: Corporate Secretary, DMC Global Inc., 5405 Spine Road, Boulder, Colorado 80301.

Appendix A

DMC GLOBAL INC.
5405 SPINE ROAD, BOULDER, COLORADO 80301

Employee Stock Purchase Plan

Originally Adopted January 9, 1998
Originally Approved by the Stockholders on May 22, 1998
Including Amendments Adopted Through March 27, 2017
As Re-Approved by the Stockholders on May [___], 2017

1.	PURPOSE
(a)The purpose of the Employee Stock Purchase Plan (the “Plan”) is to provide a means by which employees of DMC Global Inc. (formerly known as Dynamic Materials Corporation), a Delaware corporation (the “Company”), and its Affiliates, as defined in subparagraph 1 (b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company.
(1)The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”).
(2)The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.
(3)The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.
2.ADMINISTRATION
(a)The Plan shall be administered by the Board of Directors (the “Board”) of the Company unless and until the Board delegates administration to a Committee, as provided in subparagraph 2(c). Whether or not the Board has delegated administration, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(b)The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(c)To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).
(d)To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.
(e)To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(f)To amend the Plan as provided in paragraph 13.
(g)Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and its Affiliates and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(h)The Board may delegate administration of the Plan to a Committee composed of not fewer than two (2) members of the Board (the “Committee”). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.
3.SHARES SUBJECT TO THE PLAN
(a)Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the stock that may be sold pursuant to rights granted under the Plan shall not exceed in the aggregate eight hundred fifty thousand (850,000) shares of the Company’s common stock (the “Common Stock”). If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for the Plan.
(b)The stock subject to the Plan may be unissued stock or reacquired stock, bought on the market or otherwise.
4.GRANT OF RIGHTS; OFFERING
(a)The Board or the Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an “Offering”) on a date or dates (the “Offering Date(s)”) selected by the Board or the Committee. Each Offering shall be in written or electronic form and shall contain such terms and conditions as the Board or the Committee shall deem appropriate, which shall comply with the requirements of Section 423(b)(5) of the Code that all employees granted rights to purchase stock under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in paragraphs 5 through 8 hereof, inclusive.
(b)If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later granted right, if two rights have identical exercise prices) will be exercised.
5.ELIGIBILITY
(a)Rights may be granted only to employees of the Company or, as the Board or the Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Board or the Committee may require in the Offering, but in no event shall the required period of continuous employment be equal to or greater than two (2) years. In addition, unless otherwise determined by the Board or the Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee’s customary employment with the Company or such Affiliates is for at least twenty (20) hours per week and at least five (5) months per calendar year.
(b)The Board or the Committee may provide that each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:
(1)the date on which such right is granted shall be the “Offering Date” of such right for all purposes, including determination of the exercise price of such right the period of the Offering with respect to such right shall begin on its Offering Date and end coincident with the end of such Offering; and

(2)the Board or the Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Offering, he or she will not receive any right under that Offering.
(c)No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.
(d)An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under “employee stock purchase plans” of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.
(e)Officers of the Company and any designated Affiliate shall be eligible to participate in Offerings under the Plan, provided, however, that the Board may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.
(f)    Employees who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens) may be excluded from an Offering if the grant of a right under the Offering to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or if compliance with the laws of the foreign jurisdiction would cause the plan or offering to violate the requirements of section 423.

6.	RIGHTS; PURCHASE PRICE
(a)On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable with a percentage designated by the Board or the Committee not exceeding fifteen percent (15%) of such employee’s Earnings (as defined in subparagraph 7(a)) during the period which begins on the Offering Date (or such later date as the Board or the Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering. The Board or the Committee shall establish one or more dates during an Offering (the “Purchase Date(s)”) on which rights granted under the Plan shall be exercised and purchases of Common Stock carried out in accordance with such Offering.
(b)In connection with each Offering made under the Plan, the Board or the Committee may specify a maximum number of shares that may be purchased by any employee as well as a maximum aggregate number of shares that may be purchased by all eligible employees pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board or the Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Purchase Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Board or the Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.
(c)The purchase price of stock acquired pursuant to rights granted under the Plan shall be not less than the lesser of:
(1)an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date: or
(2)an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Purchase Date.
7.PARTICIPATION; WITHDRAWAL; TERMINATION
(a)An eligible employee may become a participant in the Plan pursuant to an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Board or the Committee of such employee’s

Earnings (as defined by the Board for each Offering) during the Offering. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) or increase such payroll deductions, and an eligible employee may begin such payroll deductions, after the beginning of any Offering only as provided for in the Offering. A participant may make additional payments into his or her account only if specifically provided for in the Offering and only if the participant has not had the maximum amount withheld during the Offering.
(b)At any time during an Offering, a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Offering except as provided by the Board or the Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant’s interest in that Offering shall be automatically terminated. A participant’s withdrawal from an Offering will have no effect upon such participant’s eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.
(c)Rights granted pursuant to any Offering under the Plan shall terminate immediately upon cessation of any participating employee’s employment with the Company and any designated Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.
(d)Rights granted under the Plan shall not be transferable by a participant otherwise than by will or the laws of descent and distribution, or by a beneficiary designation as provided in paragraph 14 and, otherwise during his or her lifetime, shall be exercisable only by the person to whom such rights are granted.
8.EXERCISE
(a)On each Purchase Date specified therefor in the relevant Offering, each participant’s accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole shares of Common Stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of rights granted under the Plan. The amount, if any, of accumulated payroll deductions remaining in each participant’s account after the purchase of shares which is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering shall be held in each such participant’s account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after such final Purchase Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant’s account after the purchase of shares which is equal to the amount required to purchase whole shares of Common Stock on the final Purchase Date of an Offering shall be distributed in full to the participant after such Purchase Date, without interest.
(b)No rights granted under the Plan may be exercised to any extent unless the shares to be issued upon such exercise under the Plan (including rights granted thereunder) are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Plan is in material compliance with all applicable state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date in any Offering hereunder the Plan is not so registered or in such compliance, no rights granted under the Plan or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the Plan is subject to such an effective registration statement and such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Purchase Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered and in such compliance, no rights granted under the Plan or any Offering shall be exercised and all payroll deductions accumulated during the Offering (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.
9.COVENANTS OF THE COMPANY

(a)During the terms of the rights granted under the Plan, the Company shall keep available at all times the number of shares of Common Stock to satisfy such rights.
(b)The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.
10.USE OF PROCEEDS FROM STOCK
Proceeds from the sale of Common Stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

11.	RIGHTS AS A STOCKHOLDER
A participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to rights granted under the Plan unless and until the participant’s share holdings acquired upon exercise of rights hereunder are recorded in the books of the Company.

12.	ADJUSTMENTS UPON CHANGES IN STOCK
If any change is made in the Common Stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction not involving the receipt of consideration by the Company.”)
In the event of a “Change in Control”(as defined below), then, as determined by the Board in its sole discretion, the Board may take any or more of the following actions (which need not be the same with respect to each participant or with respect to each outstanding right under the Plan): (i) any surviving or acquiring entity (or parent thereof) may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, (iii) participants’ accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants’ rights under the ongoing Offering terminated, (iv) participant’s accumulated payroll deductions may be returned to participants and the participants’ rights under the ongoing Offering terminated, with the Company making a payment in cash or property to the participant equal to the excess of the amount to be received per share of common stock in the Change in Control transaction over the purchase price per share applicable to the Participant’s outstanding rights.
For purposes of this Plan, a “Change in Control” shall mean:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of 25% of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this definition; or

(b)    Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(c)    Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
(d)    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

13.	AMENDMENT OF THE PLAN
The Board at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:
(1)Increase the number of shares reserved for rights under the Plan;
(2)Modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”)); or
(3)Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 or the listing requirements of any stock exchange. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.
Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulations, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

14.	DESIGNATION OF BENEFICIARY
A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of an Offering but prior to delivery to the participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death during an Offering.
Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15.	TERMINATION OR SUSPENSION OF THE PLAN
The Board in its discretion, may suspend or terminate the Plan at any time. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.
Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except as expressly provided in the Plan or with the consent of the person to whom such rights were granted, or except as necessary to comply with any laws or governmental regulation, or except as necessary to ensure that the Plan and/or rights granted under the Plan comply with the requirements of Section 423 of the Code.

16.	EFFECTIVE DATE OF PLAN.
The Plan was originally effective on January 1, 1998 (the “Original Effective Date”). The Plan, as amended, is effective as of March 27, 2017, but no rights granted under the Plan with respect to additional shares reserved under the Plan on March 27, 2017 shall be exercised unless and until the Plan has been approved by the stockholders of the Company on or before March 27, 2018.